As filed with the Securities and Exchange Commission on May 16, 2013

Registration No. 333-188477

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TERRA TECH CORP.
(Exact name of registrant as specified in its charter)

Nevada	3590	26-30626661
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

18101 Von Karman, Third Floor
Irvine, California 92612
(888) 250-2566
(Address and telephone number of principal executive offices and principal place of business)

State Agent and Transfer Syndicate, Inc.
112 North Curry Street
Carson City, Nevada 89703
 (775) 882-1013
 (Name, address and telephone number of agent for service)

Copies to:
Thomas E. Puzzo, Esq.
Law Offices of Thomas E. Puzzo, PLLC
4216 NE 70th Street
Seattle, Washington 98115
Telephone No.: (206) 522-2256
Facsimile No.: (206) 260-0111

Approximate date of proposed sale to the public:

From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount of shares		Proposed maximum	Proposed maximum	Amount of
Title of each class of	to be		offering price	aggregate	Registration
securities to be registered	Registered		per share (4)	offering price	Fee
Common Stock, par value $0.001 per share, issuable pursuant to Purchase Agreement	30,303,031	(1)	$0.165	$5,000,000.11	$682.00
Common Stock, par value $0.001 per share, issued in connection with Purchase Agreement	595,239	(2)	0.165	$98,214.44	$13.40
Common Stock, par value $0.001 per share, Underlying Debentures	13,211,144	(3)	$0.165	$2,179,838.76	$297.33
Totals	44,109,414			$7,278,053.31	$992.73

(1)
Represents the number of shares of common stock of the Registrant that we will put (“Put Shares”) to Hanover Holdings I, LLC, a New York limited liability company (“Hanover Holdings”), pursuant to a Common Stock Purchase Agreement (the “Purchase Agreement”) by and between Hanover Holdings and the Registrant, effective on May 7, 2013. In the event that adjustment provisions of the Purchase Agreement require the Company to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the Company will file a new registration statement to register those additional shares.

(2)	In addition to the Put Shares, we are registering 595,239 shares of common stock we issued to Hanover Holdings as initial commitment shares for entering into the Purchase Agreement.

(3)
In addition to the Put Shares and 595,239 shares referenced in note 2, we are registering 13,211,144 shares of common stock underlying 6% Senior Secured Convertible Debentures with an aggregate principal amount of $1,2575,000 issued to four selling stockholders (the “Debenture Holders”) pursuant to a Securities Purchase Agreement, dated March 22, 2013, by and between the Debenture Holders and the Registrant (the “Debenture Shares”).

(4)
This offering price has been estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the common stock of the Company as reported on the Over-the-Counter Bulletin Board (“OTCBB”) on May 6, 2013.

In the event of stock splits, stock dividends, or similar transactions involving the Registrant’s common stock, the number of Shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 16, 2013

PROSPECTUS

44,109,414 Shares of Common Stock

TERRA TECH CORP.

Common Stock

This prospectus relates to the resale of Shares of our common stock, par value $0.001 per share, by the selling security holders (the “Selling Security Holders”), including (i) 30,303,031 of Put Shares that we will put to Hanover Holdings pursuant to the Purchase Agreement, (ii) 595,239 shares of common stock we issued to Hanover Holdings as initial commitment shares for entering into the Purchase Agreement, and (iii) 13,211,144 of shares of common stock issuable upon the conversion of outstanding 6% Senior Secured Convertible Debentures in the principal amount of $1,275,000.

The Purchase Agreement with Hanover Holdings provides that Hanover Holdings is committed to purchase up to $5,000,000 of our common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Purchase Agreement.

Hanover Holdings is an “underwriter” within the meaning of the Securities Act in connection with the resale of our common stock under the Purchase Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. This offering will terminate sixteen (16) months after the effective date of the Purchase Agreement. The per share purchase price for the Shares subject to a Draw Down Notice shall be equal to 92.5% of the arithmetic average of the lowest VWAPs that equal or exceed the applicable Floor Price during the applicable Pricing Period; provided, however, that if the VWAP does not equal or exceed the applicable Floor Price for at least five trading days during the applicable Pricing Period, then the per share purchase price shall be equal to 92.5% of the arithmetic average of all VWAPs that equal or exceed the applicable Floor Price during such Pricing Period.

We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Security Holders. We may receive proceeds of up to $5,000,000 from the sale of our Put Shares under the Purchase Agreement. The proceeds will be used for working capital or general corporate purposes. We will bear all costs associated with this registration.

Our common stock is quoted on the OTCBB under the symbol “TRTC.” The shares of our common stock registered hereunder are being offered for sale by Selling Security Holders at prices established on the OTCBB during the term of this offering. On May 6, 2013, the closing price of our common stock was $0.165 per share. These prices will fluctuate based on the demand for our common stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus. Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” “Terra Tech” or the “Registrant” refer to Terra Tech Corp., a Nevada corporation and its wholly owned subsidiary, GrowOp Technology Ltd., a Nevada corporation.

Overview

Terra Tech Corp. was incorporated on July 22, 2008 in the State of Nevada. Our initial business focus was on development of a software product for call processing through voice-over-Internet protocol, or “VoIP”, technology. On February 9, 2012, Terra Tech entered into an Agreement and Plan of Merger dated February 9, 2012 (the “Agreement and Plan of Merger”), by and among Terra Tech, TT Acquisitions, Inc., a Nevada corporation and a wholly-owned subsidiary of Terra Tech (“TT Acquisitions”), and GrowOp Technology Ltd., a Nevada corporation (“GrowOp Technology”).

Under the terms and conditions of the Agreement and Plan of Merger, Terra Tech offered and sold 33,998,520 shares of common stock in consideration for all the issued and outstanding shares in GrowOp Technology. The effect of the issuance was that GrowOp Technology shareholders held approximately 41.46% of the issued and outstanding shares of common stock of the Company. Separately, TT Acquisitions merged with GrowOp Technology, with the effect that GrowOp Technology became a wholly-owned subsidiary of Terra Tech. Articles of Merger, effecting the merger of GrowOp Technology and TT Acquisitions, were filed with the Secretary of State of the State of Nevada on February 9, 2012.

Our wholly owned subsidiary, GrowOp Technology, was founded in March 2010, in Oakland, California. GrowOp Technology’s business (now the principal business of Terra Tech) is the integration of best of breed hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture. We work closely with expert horticulturists, engineers, and scientists, to develop and manufacture advanced proprietary products for the hydroponic industry. Our products are utilized by horticulture enthusiasts, local urban farmers, and green house growers. We believe that the emerging trend of urban and indoor agriculture has fostered an entrepreneurial push by companies to bring their concept to market. Many of these companies lack both the intellectual resources and manufacturing capabilities to bring their idea to fruition. That is where Terra Tech is positioned. We have the team and the resources to help bring indoor cultivation designs from concept to production. Our products can be found through specialty retailers throughout the United States.

Recent Developments

Offer and sale of 6% Senior Secured Convertible Debentures

On March 22, 2013, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Purchasers”) pursuant to which we raised $825,000 in a private placement financing (the “Offering”). On March 22, 2013, after the satisfaction of certain closing conditions, the Offering closed and we issued to the Purchasers three 6% Senior Secured Convertible Debentures for a aggregate proceeds of $825,000. Each debenture accrues interest at a rate of 6% per annum and is convertible into shares of common stock of the Company, at any time at the election of the holder thereof, at a purchase prices equal to 62% of the lowest daily volume weighted average price (or the “VWAP”) of the Company’s common stock as quoted by Bloomberg L.P. for the ten (10) trading days immediately preceding the conversion date. The Company intends to use the net proceeds from this offering to advance the Company’s ability to execute its growth strategy and to aid in the commercial development of the Company’s wholly-owned subsidiary, GrowOp Technology.

In connection with the Offering, each of the Company and GrowOp Technology also entered into a General Security Agreement, dated March 22, 2013, with the Purchasers (the “Security Agreements”). Under each Security Agreement, we and GrowOp Technology granted security interests in all of their respective assets, rights, interests and after-acquired assets and properties as collateral for repayment of the principal and interest owed under the debentures. Additionally, we entered into Stock Pledge Agreement, dated March 22, 2013, with the Purchasers. Under the Stock Pledge Agreement, we pledged all the shares of common stock we hold of GrowOp Technology as collateral for repayment of the principal and interest owed under the debentures.

Aegis Capital Corp. (the “Placement Agent”) served as the placement agent of the Company for the Offering. In consideration for services rendered as the Placement Agent, the Company agreed to: (i) pay to the Placement Agent cash commissions equal to $66,000, or 8.0% of the gross proceeds received in the Offering, (ii) issue to the Placement Agent, or its designee, a warrant to purchase that number of shares of common stock of the Company equal to 5% of the aggregate number of shares of the Company’s common stock underlying the debentures sold in the offering, at an exercise price equal to the purchase price of the common stock underlying the debentures, for a term of 5 years, (iii) pay $5,250 in expenses of the Placement Agent, and (iv) pay $15,000 in legal fees of the Purchasers.

On April 19, 2013, the Company offered and sold an additional 6% Senior Secured Convertible Debenture for aggregate proceeds of $250,000 (the “Additional $250,000 Debenture”). The Additional $250,000 Debenture was made pursuant to a Securities Purchase Agreement with one purchaser, who also was one of three Purchasers. In consideration for services rendered as the Placement Agent, the Company agreed to: (i) pay to the Placement Agent cash commissions equal to $20,000, or 8.0% of the gross proceeds received in the additional $250,000 offering, and (ii) issue to the Placement Agent, or its designee, a warrant to purchase that number of shares of common stock of the Company equal to 5% of the aggregate number of shares of the Company’s common stock underlying the debentures sold in the offering, at an exercise price equal to the purchase price of the common stock underlying the debentures, for a term of 5 years, and (iii) pay $1,000 in legal fees of the Purchasers.

On May 3, 2013, the Company offered and sold an additional 6% Senior Secured Convertible Debenture for aggregate proceeds of $250,000 (the “Additional $200,000 Debenture”). In connection with the sale, the purchaser of the Additional $200,000 Debenture became a party to the Security Agreements. In consideration for services rendered as the Placement Agent, the Company agreed to: (i) pay to the Placement Agent cash commissions equal to $16,000, or 8.0% of the gross proceeds received in the additional $200,000 offering, and (ii) issue to the Placement Agent, or its designee, a warrant to purchase that number of shares of common stock of the Company equal to 5% of the aggregate number of shares of the Company’s common stock underlying the debentures sold in the offering, at an exercise price equal to the purchase price of the common stock underlying the debentures, for a term of 5 years, and (iii) pay $1,000 in legal fees of the Purchasers.

Share Exchange Agreement with Edible Garden Corp.

On April 23, 2013, we entered into a Share Exchange Agreement, dated March 23, 2013 (the “Share Exchange Agreement”), by and among the Company, Edible Garden Corp., a Nevada corporation (“Edible Garden”), and the holders of common stock of Edible Garden. The principle holders of the common stock of Edible Garden consisted of Ken VandeVrede, Mike VandeVrede, Steve VandeVrede and Dan VandeVrede, each of whom held 23% of the issued and outstanding shares of common stock of Edible Garden. Additionally, Beverly Willekes and David VandeVrede each held 4% of the issued and outstanding shares of common stock of Edible Garden. Ken VandeVrede, Mike VandeVrede, Steve VandeVrede, David VandeVrede and Beverly Willekes are siblings. Dan VandeVrede is the father of the five siblings.

Under the terms and conditions of the Share Exchange Agreement, we offered and sold 1,250,000 shares of common stock of the Company in consideration for all the issued and outstanding shares in Edible Garden. Separately, Amy Almsteier, our majority shareholder, and and officer and director, offered and sold 6,750,000 of her 12,500,000 shares of Series B Preferred Stock to Ken VandeVrede, Mike VandeVrede, Steve VandeVrede and Dan VandeVrede, Beverly Willekes, and David VandeVrede (collectively, the “Edible Garden Shareholders”), each of whom acquired the Series B Preferred Stock on a pro-rata basis, based on their respective parentage equity interest in Edible Garden immediately prior to the consummation of the Share Exchange Agreement.

Each share of Series B Preferred Stock is convertible, at any time, at the option of the holder, on a 1-for-5.384325537 basis, into shares of common stock and has voting rights equal to 100 shares of common stock. The 6,750,000 shares of Series B Preferred Stock is convertible at any time into 41,290,091 shares of common stock and have voting power equal to 675,000,000 shares of common stock. The effect of the issuance of the 1,250,000 shares of common stock of the Company and sale of the 6,750,000 shares of Series B Preferred Stock is that Edible Garden Shareholders now hold approximately 25.7% of the issued and outstanding shares of common stock of the Company and approximately 43.3% of the voting power of the Company. Articles of Exchange, consummating the share exchange, were filed with the Secretary of the State of Nevada on April 24, 2013.

As a result of the share exchange Edible Garden is now a wholly-owned subsidiary of the Company. Edible Garden is a retailer seller of its line of locally grown hydroponic produce, which is distributed throughout the Northeast United States. Edible Garden, a premier brand of sustainably grown produce, has rapidly expanded its product availability from just over 100 retail stores to covering close to 400 retailers throughout New Jersey, Connecticut, Delaware, Maryland, New York and Pennsylvania in less than a year. The Company believes that this rapid expansion has been due to consumers demanding fresher produce grown locally using environmentally sustainable methods.

Common Stock Purchase Agreement with Hanover Holdings

On April 29, 2013 (the “Closing Date”), the Company entered into a Common Stock Purchase Agreement dated as of April 26, 2013 (the “Purchase Agreement”) with Hanover Holdings I, LLC, a New York limited liability company (the “Investor”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $5,000,000 (the “Total Commitment”) worth of the Company’s common stock, $0.001 par value (the “Shares”), over the 36-month term of the Purchase Agreement.

From time to time over the term of the Purchase Agreement, commencing on the trading day immediately following the date on which the initial registration statement is declared effective by the Securities and Exchange Commission (the “Commission”), as further discussed below, the Company may, in its sole discretion, provide the Investor with draw down notices (each, a “Draw Down Notice”) to purchase a specified dollar amount of the Shares (the “Draw Down Amount”) over a 10 consecutive trading day period, commencing on the trading day specified in the applicable Draw Down Notice (the “Pricing Period”), with each draw down subject to the limitations discussed below. The maximum amount of Shares requested to be purchased pursuant to any single Draw Down Notice cannot exceed 300% of the average daily trading volume of the Company’s common stock for the ten trading days immediately preceding the date of the Draw Down Notice (the “Maximum Draw Down Amount”).

Once presented with a Draw Down Notice, the Investor is required to purchase a pro rata portion of the applicable Draw Down Amount on each trading day during the applicable Pricing Period on which the daily volume weighted average price for our common stock (the “VWAP”) equals or exceeds a floor price determined by the Company for such draw down (the “Floor Price”). If the VWAP falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the Purchase Agreement provides that the Investor will not be required to purchase the pro rata portion of the applicable Draw Down Amount allocated to that trading day. The per share purchase price for the Shares subject to a Draw Down Notice shall be equal to 92.5% of the arithmetic average of the lowest VWAPs that equal or exceed the applicable Floor Price during the applicable Pricing Period; provided, however, that if the VWAP does not equal or exceed the applicable Floor Price for at least five trading days during the applicable Pricing Period, then the per share purchase price shall be equal to 92.5% of the arithmetic average of all VWAPs that equal or exceed the applicable Floor Price during such Pricing Period. Each purchase pursuant to a draw down shall reduce, on a dollar-for-dollar basis, the Total Commitment under the Purchase Agreement.

The Company is prohibited from issuing a Draw Down Notice if (i) the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount, (ii) the sale of Shares pursuant to such Draw Down Notice would cause the Company to issue or sell or the Investor to acquire or purchase an aggregate dollar value of Shares that would exceed the Total Commitment, or (iii) the sale of Shares pursuant to the Draw Down Notice would cause the Company to sell or the Investor to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by the Investor of more than 4.99% of the Company’s common stock (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder). The Company cannot make more than one draw down in any Pricing Period and must allow 24 hours to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down.

If the Company issues a Draw Down Notice and fails to deliver the shares to the Investor on the applicable settlement date, and such failure continues for 10 trading days, the Company agreed to pay the Investor, in addition to all other remedies available to the Investor under the Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such shares for each 30-day period the shares are not delivered, plus accrued interest.

Additionally, the Company paid to the Investor a commitment fee equal to $125,000 (or 2.5 % of the Total Commitment under the Purchase Agreement) in the form of 595,239 restricted shares of the Company’s common stock (the “Initial Commitment Shares”), calculated at a price equal to $0.21 per share. The Initial Commitment Shares are registered for resale and being offered under this Prospectus.

The Purchase Agreement also provides for indemnification of the Investor and its affiliates in the event that the Investor incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by the Company of any of its representations and warranties under the Purchase Agreement or the other related transaction documents or any action instituted against the Investor or its affiliates due to the transactions contemplated by the Purchase Agreement or other transaction documents, subject to certain limitations.

The Company agreed to pay up to $15,000 of reasonable attorneys’ fees and expenses incurred by the Investor in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation.

Registration Rights Agreement with Hanover Holdings

In connection with the execution of the Purchase Agreement, on April 29, 2013, the Company and the Investor also entered into a Registration Rights Agreement dated as of the Closing Date (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to file an initial registration statement (“Registration Statement”) with the Commission to register an agreed upon number of Shares, on or prior to April 29, 2013 (the “Filing Deadline”) and have it declared effective at the earlier of (A) the 90th calendar day after the earlier of (1) the Filing Deadline and (2) the date of which such initial Registration Statement is filed with the Commission and (B) the fifth business day after the date the Company is notified by the Commission that such Registration Statement will not be reviewed or will not be subject to further review (the “Effectiveness Deadline”).

If at any time all of the Registrable Securities (as defined in the Registration Rights Agreement) are not covered by the initial Registration Statement, the Company has agreed to file with the Commission one or more additional Registration Statements so as to cover all of the Registrable Securities not covered by such initial Registration Statement, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional Registration Statements as provided in the Registration Rights Agreement.

The Company also agreed, among other things, to indemnify the Investor from certain liabilities and fees and expenses of the Investor incident to the Company’s obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Investor has agreed to indemnify and hold harmless the Company and each of its directors, officers and persons who control the Company against certain liabilities that may be based upon written information furnished by the Investor to the Company for inclusion in a registration statement pursuant to the Registration Rights Agreement, including certain liabilities under the Securities Act.

Corporate Information

Our principal executive offices are located at 18101 Von Karman, Third Floor, Irvine, California 92612. Our telephone number is (855) 447-6967. We maintain corporate websites at www.terratechcorp.com and www.growopltd.com.

Stock Transfer Agent

The Transfer Agent for our common stock is West Coast Stock Transfer at 2010 Hancock Street, Suite A, San Diego, California 92210. The agent’s telephone number is (619) 664-4780.

The Offering

Issuer	Terra Tech Corp.

Securities Offered for Resale (1)	Up to 30,303,031 Put Shares, 13,211,144 Debenture Shares and 595,239 Initial Commitment Shares, for an aggregate of 44,109,414 shares of common stock.

Common Stock Outstanding Before the Offering	166,070,651 shares

Common Stock to be Outstanding After the Offering assuming all of the Securities are Resold (2)	210,180,145 shares

Use of Proceeds
We will not receive any proceeds from the sale of the shares of common stock offered by Selling Security Holders, other than any proceeds we may receive in the event the Debentures are exercised for cash. However, we will receive proceeds from sale of our common stock under the Purchase Agreement. The proceeds from the offering will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Trading	Our common stock is quoted on the OTCBB under the symbol “TRTC.”

Risk Factors	You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page 2 of this prospectus in deciding whether or not to invest in our common stock.

(1) The Selling Shareholders are offering 13,211,144 shares of common stock underlying the Debentures at the market price or at negotiated prices.

(2) Includes the 13,211,144 shares issuable upon conversion of the Debentures.

Purchase Agreement

This offering relates to the resale of up to an aggregate of $5,000,000 in put shares (“Put Shares”) that we may put to Hanover Holdings pursuant to the Purchase Agreement. Assuming the resale of all 30,303,031 shares offered in this prospectus as Put Shares, this would constitute approximately 34.8% of our outstanding common stock. It is likely that the number of shares offered in this registration statement is insufficient to allow us to receive the full amount of proceeds under the Purchase Agreement.

At the average of the high and low prices of the common stock of the Company as reported on the OTCBB on May 6, 2013 of $0.165 per share, we will be able to receive up to $5,000,000 in gross proceeds, assuming the sale of the entire 30,303,031 Put Shares being registered hereunder pursuant to the Purchase Agreement.

The amount of $5,000,000 was selected based on our potential use of funds over the effective time period to acquire targeted businesses, including their intellectual property, and scale our business at a rapid rate. Our ability to receive the full amount is largely dependent on the daily dollar volume of stock traded during the effective period. Based strictly on the current daily trading dollar volume up to December 2012, we believe it is unlikely that we will be able to receive the entire $5,000,000. We are not dependent on receiving the full amount to execute our business plan and in February 2012 we made our first major intellectual property acquisition by issuing 3 million shares of our common stock instead of paying cash. We believe that we can negotiate similar deals in the future and although our ability to receive the full $5,000,000 would possibly speed our rate of growth, it is not essential for us to achieve our long-term business objectives over time.

On April 29, 2013, we entered into the Purchase Agreement with Hanover Holdings pursuant to which, we have the right, for a thirty-six-month period, commencing on the date of the Purchase Agreement (but not before the date which the SEC first declares effective this registration statement) (the “Commitment Period”), of which this prospectus forms a part, registering the resale of the Put Shares by Hanover Holdings, to resell the Put Shares purchased by Hanover Holdings under the Purchase Agreement. As a condition for the execution of the Purchase Agreement, we issued 595,239 shares of our common stock to Hanover Holdings as a commitment fee.

In order to sell shares to Hanover Holdings under the Purchase Agreement, during the Commitment Period, the Company must deliver to Hanover Holdings a written put notice on any trading day (the “Put Date”), setting forth the dollar amount to be invested by Hanover Holdings (the “Put Notice”). For each share of our common stock purchased under the Purchase Agreement, Hanover Holdings will pay of the arithmetic average of the lowest VWAPs reported by Bloomberg Finance L.P. in a ten consecutive trading day period commencing with the date a put notice is delivered (the “Valuation Period”). The Company may, at its sole discretion, issue a Put Notice to Hanover Holdings and Hanover Holdings will then be irrevocably bound to acquire such shares.

The Purchase Agreement provides that the number of Put Shares to be sold to Hanover Holdings shall not exceed the number of shares that when aggregated together with all other shares of the Company’s common stock which Hanover Holdings is deemed to beneficially own, would result in Hanover Holdings owning more than 4.99% of the Company’s outstanding common stock. The Purchase Agreement provides that any provision of the Purchase Agreement may be amended or waived only by an instrument in writing signed by the party to be charged with enforcement. The Company and Hanover Holdings have entered into an enforceable oral agreement that neither will amend or waive any provision in the Purchase Agreement that alters the pricing mechanism or the 4.99% ownership cap which will result in the transaction becoming ineligible to be made on a shelf basis under Rule 415(a)(1)(i).

If, during any Valuation Period, the Company (i) subdivides or combines the common stock; (ii) pays a dividend in shares of common stock or makes any other distribution of shares of common stock; (iii) issues any options or other rights to subscribe for or Debenture Shares of common stock and the price per share is less than closing price in effect immediately prior to such issuance; (iv) issues any securities convertible into shares of common stock and the consideration per share for which shares of common stock may at any time thereafter be issuable pursuant to the terms of such convertible securities shall be less that the closing price in effect immediately prior to such issuance; (v) issue shares of common stock otherwise than as provided in the foregoing subsections (i) through (iv) at a price per share less than the closing price in effect immediately prior to such issuance, or without consideration; or (vi) makes a distribution of its assets or evidences of its indebtedness to the holders of common stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law (collectively, a “Valuation Event”), then a new Valuation Period shall begin on the trading day immediately after the occurrence of such Valuation Event and end on the fifth trading day thereafter.

We are relying on an exemption from the registration requirements of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does involve a private offering, Hanover Holdings is an “accredited investor” and/or qualified institutional buyer and Hanover Holdings has access to information about us and its investment.

Assuming the sale of the entire $5,000,000 in Put Shares being registered hereunder pursuant to the Purchase Agreement, we will be able to receive $5,000,000 in gross proceeds. Neither the Purchase Agreement nor any rights or obligations of the parties under the Purchase Agreement may be assigned by either party to any other person.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Purchase Agreement. These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

Hanover Holdings will periodically purchase our common stock under the Purchase Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Hanover Holdings to raise the same amount of funds, as our stock price declines.

SUMMARY OF FINANCIAL INFORMATION

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Statements of Operations

For the Period for the Year Ended December 31, 2012:

Total revenue	$552,579

Net loss	(5,836,369)

Net loss per common share (basic and diluted)	$(0.08)

Weighted average common shares	76,890,335

For the Period from May 16, 2010 (inception) to December 31, 2012:

Net loss	(8,688,967)

Net loss per common share (basic and diluted)	$(0.08)

Weighted average common shares	76,890,335

Statement of Financial Position

December 31, 2012

Cash	$16,312

Total current assets	352,490

Total assets	$386,140

Total current liabilities	$846,680

Stockholders’ deficit	$(460,540)

Total liabilities and stockholders’ deficit	$386,140

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. The words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions or variations thereof are intended to forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this registration statement on Form S-1 entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Registrant’s financial statements and the related notes included in this registration statement on Form S-1.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in our public filings before making an investment decision with regard to our securities. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

We are a development stage company with a limited operating history on which to evaluate our business or base an investment decision.

Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. We are a development stage company that has generated nominal revenues. In particular, we have not proven that we can supply hydroponic growing equipment in a manner that enables us to be profitable and meet customer requirements, develop intellectual property to enhance Terra Tech product line, develop and maintain relationships with key manufactureres and strategic partners to extract value from our intellectual property, raise sufficient capital in the public and/or private markets, or respond effectively to competitive pressures. If we are unable to accomplish these goals, our business is unlikely to succeed and you should consider our prospects in light of these risks, challenges and uncertainties.

We have insignificant revenues and have incurred losses.

Our auditors have expressed uncertainty as to our ability to continue as a going concern as of our fiscal year ended December 31, 2011. Furthermore, since inception we have generated nominal revenues. For the year ended December 31, 2012, we had an accumulated deficit of $8,688,967. We anticipate that our existing cash and cash equivalents will not be sufficient to fund our longer term business needs and we will need to generate revenue or receive additional investment in the Company to continue operations. Such financing may not be available in sufficient amounts, or on terms acceptable to us and may dilute existing stockholders.

If we fail to raise additional capital, our ability to implement our business model and strategy could be compromised.

We have limited capital resources and operations. To date, our operations have been funded entirely from the proceeds from debt and equity financings. We expect to require substantial additional capital in the near future to develop our intellectual property base and to establish the targeted levels of commercial production of Terra Tech. We may not be able to obtain additional financing on terms acceptable to us, or at all. Even if we obtain financing for our near term operations, we expect that we will require additional capital beyond the near term. If we are unable to raise capital when needed, our business, financial condition and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations.

We face intense competition which could prohibit us from developing a customer base and generating revenue.

The industries within which we compete, are highly competitive with companies that have greater capital resources, facilities and diversity of product lines. Additionally, if demand for Terra Tech’s hydroponic growing equipment continues to grow, we expect many new competitors to enter the market as there are no significant barriers to hydroponic growing equipment production. More established hydroponic growing equipment companies with much greater financial resources which do not currently compete with us may be able to easily adapt their existing operations to production of hydroponic growing equipment. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products or that competition in the industry will not lead to reduced prices for Terra Tech’s hydroponic growing equipment. Our competitors may also introduce new hydroponic growing equipment which could also increase competition and decrease demand for Terra Tech’s hydroponic growing equipment products.

Inability to protect our proprietary rights could damage our competitive position.

Our business will be heavily dependent upon the intellectual property we develop or acquire. Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We will rely on patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors may also harm our sales by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

A successful claim of infringement against us could result in a substantial damage award and materially harm our financial condition. Even if a claim against us is unsuccessful, we would likely have to devote significant time and resources to defending against it.

We may also find it necessary to bring infringement or other actions against third parties to seek to protect our intellectual property rights. Litigation of this nature, even if successful, is often expensive and disruptive of a company’s management’s attention, and in any event may not lead to a successful result relative to the resources dedicated to any such litigation.

The effects of the recent global economic slowdown may continue to have a negative impact on our business, results of operations or financial condition.

The recent global economic slowdown has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and declining consumer and business confidence, which has led to decreased levels of consumer spending. These macroeconomic developments have and could continue to negatively impact our business, which depends on the general economic environment and levels of consumer spending. As a result, we may not be able to maintain our existing customers or attract new customers, or we may be forced to reduce our service fees. If the global economic slowdown continues for a significant period or continues to worsen, our results of operations, financial condition, and cash flows could be materially adversely affected.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms, we may not be able to expand our production lines and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the units. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Federal practices could change with respect to providers of equipment potentially usable by participants in the medical cannabis industry, which could adversely impact us.

We are not aware of any threatened or current federal or state law enforcement actions against manufacturers of horticultural equipment that might be used by medical cannabis gardeners. We are, however, aware that more than 20 years ago, law enforcement authorities did initiate raids, at some retail stores where operators evidently knew they were selling hydroponic equipment directly to customers who indicated they intended use it for the cultivation of recreational marijuana, and at the addresses of certain customers of such retail stores. Those raids took place decades ago and in a different legal landscape, well before the legalization of medical cannabis by any state. We are unaware of any threatened or actual law enforcement activity, ever, against manufacturers or retailers of supplies marketed for usage by participants in the emerging medical cannabis industry.

A theoretical risk exists that our activities could be deemed to be facilitating the selling or distribution of marijuana in violation of the federal Controlled Substances Act, or to constitute aiding or abetting, or being an accessory to, a violation of that Act. We believe, however, that such a risk is relatively low. Federal authorities have not focused their resources on such tangential or secondary violations of the Act, nor have they threatened to do so, with respect to the manufacture or sale of equipment that might be used by medical cannabis gardeners, or with respect to any supplies marketed to participants in the emerging medical cannabis industry. We are unaware of such a broad application of the Controlled Substances Act by federal authorities, and we believe that such an attempted application would be unprecedented.

If the federal government were to change its practices, or were to expend its resources attacking providers of equipment that could be usable by participants in the medical cannabis industry, such action could have a materially adverse effect on our operations, our customers, or the sales of our products.

It is possible that federal or state legislation could be enacted in the future that would prohibit us or our customers from selling our products to medical cannabis growers, and if such legislation were enacted, our revenues could decline, leading to a loss in your investment.

There is currently no federal or state regulation that regulates the sale indoor cultivation equipment to medical cannabis growers. We believe that a material portion of our product sales are to medical cannabis growers. If federal and/or state legislation is enacted which prohibits the sale our hydroponic growing equipment to medical cannabis growers, our revenues would decline, leading to a loss of a material portion of your investment.

Continued federal intervention in certain segments of the medical cannabis industry is disruptive to the industry, and may have a negative impact on us.

Following more than two years of a relatively accommodative stance by the federal government regarding state-sanctioned medical cannabis, in approximately October of 2011, the federal government renewed a crackdown against medical cannabis providers, causing the closure of numerous retail dispensaries. The current federal attacks on medical cannabis providers appear to be targeted primarily at retail dispensaries and their landlords, and to a lesser extent at large gardens licensed by local governmental authorities. Those tactics are presumably in use by federal authorities because information regarding dispensaries and licensed entities is easily available or ascertainable, and because such entities are directly involved with actual trade in cannabis.

We believe that demand for our products is likely to remain relatively constant despite the recent federal intervention in some segments of the medical cannabis industry. We expect the level of consumption of medical cannabis to remain relatively constant, because as some dispensaries are forced to close, more patients will patronize the establishments that remain open, or more patients will rely on delivery services, which have flourished in areas where a large number of dispensaries have been forced to close, and which are harder targets for federal authorities to identify and attack. Moreover, very few local governments ever licensed medical cannabis gardens. It is our observation that licensed gardens have been readily replaced by unlicensed gardens in the same or other local jurisdictions. Accordingly, we expect the number of gardeners buying our products to remain relatively unaffected despite federal interference in some segments of the medical cannabis industry.

Although we expect minimal impact on the Company from the federal government’s renewed crackdown on medical cannabis providers, the disruption to the medical cannabis industry could cause some potential customers to be more reluctant to invest in new equipment, including the Company’s equipment, or the federal government’s tactics may change or have unforseen effects, which could be detrimental to the Company.

The failure to hire additional employees could harm our business.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and the management and operation will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in our industries is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information.

Our success depends upon the skills, knowledge and experience of our technical personnel, our consultants and advisors as well as our licensors and contractors. Because we operate in a highly competitive field, we will rely significantly on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property. However, these agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

If we are unable to deliver a consistent, high quality hydroponic growing equipment at sufficient volumes, our relationship with our customers may suffer and our operating results will be adversely affected.

Terra Tech customers expect us to be able to consistently deliver our hydroponic growing equipment at sufficient volumes, while meeting their established quality standards. If we are unable to consistently deliver such volumes, our relationship with these manufacturers could be adversely affected which could have a negative impact on our operating results.

Failure to effectively manage growth of internal operations and business may strain our financial resources.

We intend to significantly expand the scope of our hydroponic growing equipment distribution operations activities in the near term. Our growth rate may place a significant strain on our financial resources for a number of reasons, including, but not limited to, the following:

•	The need for continued development of our financial and information management systems;
•	The need to manage strategic relationships and agreements with manufacturers, customers and partners; and
•	Difficulties in hiring and retaining skilled management, technical and other personnel necessary to support and manage our business.

Additionally, our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management and other personnel. Our failure to successfully manage growth could result in our sales not increasing commensurately with capital investments. Our inability to successfully manage growth could materially adversely affect our business.

If we are unable to continually innovate and increase efficiencies, our ability to attract new customers may be adversely affected.

In the area of innovation, we must be able to develop new hydroponic growing equipment and other technologies that appeal to Terra Tech customers. This depends, in part, on the technological and creative skills of our personnel and on our ability to protect our intellectual property rights. We may not be successful in the development, introduction, marketing and sourcing of new technologies or innovations, that satisfy customer needs, achieve market acceptance or generate satisfactory financial returns.

Global economic conditions may adversely affect our industry, business and result of operations.

Disruptions in the global credit and financial market could result in diminished liquidity and credit availability, a decline in consumer confidence, a decline in economic growth, an increased unemployment rate, and uncertainty about economic stability. These economic uncertainties can affect businesses such as ours in a number of ways, making it difficult to accurately forecast and plan our future business activities. Such conditions can lead consumers to postpone spending, which can cause manufacturers to cancel, decrease or delay orders with us. We are unable to predict the likelihood of the occurrence, duration or severity of such disruptions in the credit and financial markets and adverse global economic conditions and such economic conditions could materially and adversely affect our business and results of operations.

Our business depends substantially on the continuing efforts of our executive officers and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially our President and Chief Executive Officer, and Chairman of the Board of Directors, Mr. Derek Peterson. We do not maintain key man life insurance on any of our executive officers and directors. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.

Our officers and directors have significant control over shareholder matters and the minority shareholders will have little or no control over our affairs.

Our officers and directors currently own approximately 12.8% of our outstanding common stock, and through the ownership of preferred stock, have approximately 95% of shareholder voting power, and thus significant control over shareholder matters, such as election of directors, amendments to its Articles of Incorporation, and approval of significant corporate transactions; as a result, the Company’s minority shareholders will have little or no control over its affairs.

We may be required to incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

As a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, we are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Section 404 requires us to include an internal control report with our Annual Report on Form 10-K. This report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities. As of September 30, 2012, the management of the Company assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and SEC guidance on conducting such assessments. Management concluded, as of the quarter ended September 30, 2012, that its internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules. Management realized there were deficiencies in the design or operation of our internal control that adversely affected our internal controls which management considers to be material weaknesses including those described below:

•	We have not achieved the optimal level of segregation of duties relative to key financial reporting functions.
•
We do not have an audit committee or an independent audit committee financial expert. While not being legally obligated to have an audit committee or independent audit committee financial expert, it is the management’s view that to have an audit committee, comprised of independent board members, and an independent audit committee financial expert is an important entity-level control over our financial statements.

Achieving continued compliance with Section 404 may require us to incur significant costs and expend significant time and management resources. No assurance can be given that we will be able to fully comply with Section 404 or that we and our independent registered public accounting firm would be able to conclude that our internal control over financial reporting is effective at fiscal year end. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

Our shares of common stock are thinly traded, and the price may not reflect our value and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Although our common stock is quoted on the Over-the-Counter Bulletin Board, our shares of common stock are thinly traded and the price of our common stock, if traded, may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result holders of our securities may not find purchasers our securities should they to sell securities held by them. Consequently, our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

If a more active market should develop, the price of our shares of common stock may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in our securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for any loans.

The relative lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. Securities Laws.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management has little experience in managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining of internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is categorized as a “penny stock”. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We expect to experience volatility in our stock price, which could negatively affect stockholders’ investments.

Although our common stock is quoted on the OTCBB under the symbol “TRTC”, there is a limited public market for our common stock. No assurance can be given that an active market will develop or that a stockholder will ever be able to liquidate its shares of common stock without considerable delay, if at all. Many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in these securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our common stock.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the volatility of our common stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources.

Stockholders should also be aware that, according to SEC Release No. 34-29093, the market for “penny stock”, such as our common stock, has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain a provision permitting us to eliminate the personal liability of our directors to our company and stockholders for damages for breach of fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

Certain restrictions on the extent of puts may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Purchase Agreement, and as such, Hanover Holdings may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing stockholders.

Hanover Holdings has agreed to refrain from holding an amount of shares which would result in Hanover Holdings owning more than 4.99% of the then-outstanding shares of our common stock at any one time. These restrictions, however, do not prevent Hanover Holdings from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put. In this way, Hanover Holdings could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time.

Because Hanover Holdings will be paying less than the then-prevailing market price for our common stock, your ownership interest may be diluted and the value of our common stock may decline by exercising the put right pursuant to the Purchase Agreement.

The common stock to be issued to Hanover Holdings pursuant to the Purchase Agreement will be purchased at a price equal to 92.5% of the arithmetic average of the lowest VWAPs that equal or exceed the applicable Floor Price during the applicable Pricing Period in a ten consecutive trading day period commencing with the date a put notice is delivered. Because the put price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest may be diluted. Hanover Holdings has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Hanover Holdings sells the shares, the price of our common stock could decrease. If our stock price decreases, Hanover Holdings may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further adverse impact on our stock price.

The Purchase Agreement’s pricing structure may result in dilution to our stockholders.

Pursuant to the Purchase Agreement, Hanover Holdings committed to purchase, subject to certain conditions, up to $5,000,000 of our common stock over a sixteen-month period. If we sell shares to Hanover Holdings under the Purchase Agreement , it will have a dilutive effect on the holdings of our current stockholders, and may result in downward pressure on the price of our common stock. If we draw down amounts under the Purchase Agreement, we will issue shares to Hanover Holdings at a discount. If we draw down amounts under the Purchase Agreement when our share price is decreasing, we will need to issue more shares to raise the same amount than if our stock price was higher. Issuances in the face of a declining share price will have an even greater dilutive effect than if our share price were stable or increasing, and may further decrease our share price.

If we issue additional shares in the future, whether in connection with a financing or in exchange for services or rights, it will result in the dilution of our existing stockholders.

Our articles of incorporation authorize the issuance of up to 350,000,000 shares of common stock with a par value of $0.001 per share, and 25,000,000 shares have been designated as “blank check” preferred stock. Our Board of Directors may choose to issue some or all of such shares to acquire one or more companies or properties, to fund our overhead and general operating requirements and in exchange for services rendered to the Company. Such issuances may not require the approval of our stockholders. We have previously issued shares of our common stock in exchange for services provided to the Company and for certain rights, including as consideration for intellectual property rights. Any future issuances may reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares in the future, such issuance will reduce the proportionate ownership and voting power of all current stockholders.

We may not be able to access sufficient funds pursuant to the terms of the Purchase Agreement.

Our ability to put shares to Hanover Holdings and obtain funds pursuant to the terms of the Purchase Agreement is limited, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Hanover Holdings at any one time, which is determined in part by the trading price of our common stock, and a limitation on Hanover Holdings’s obligation to purchase if such purchase would result in Hanover Holdings beneficially owning more than 4.99% of our common stock. Accordingly, we may not be able to access sufficient funds when needed.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us.

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors:

(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

USE OF PROCEEDS

Selling Security Holders may sell all of the common stock offered by this Prospectus from time-to-time. We will not receive any proceeds from the sale of those shares of common stock. We may, however, receive up to aggregate gross proceeds of $5,000,000 if all shares of common stock are sold to Hanover Holdings pursuant to the Purchase Agreement. Any such proceeds we receive will be used for working capital and general corporate matters.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. Selling Security Holders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

SELLING SECURITY HOLDERS

The Put Shares

We agreed to register for resale $5,000,000 of Put Shares that we will put to Hanover Holdings pursuant to the Purchase Agreement. In accordance with Rule 415(a)(1)(i), we are registering 30,303,031 Put Shares in this offering. The Purchase Agreement provides that Hanover Holdings is committed to purchase up to $5,000,000 of our common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Purchase Agreement. We will not receive any proceeds from the sale of these shares of common stock offered by Hanover Holdings. However, we will receive proceeds from the sale of our Put Shares under the Purchase Agreement. The proceeds will be used for working capital or general corporate purposes.

Hanover Holdings is the potential purchaser of our common stock under the Purchase Agreement. The $5,000,000 of Put Shares offered in this prospectus is based on the Purchase Agreement between Hanover Holdings and us. Hanover Holdings may from time to time offer and sell any or all of the Put Shares that are registered under this prospectus. The put option price is 92.5% of the arithmetic average of the lowest daily VWAP of our common stock of our common stock reported by Bloomberg Finance L.P. in a ten consecutive trading day period commencing with the date a put notice is delivered.

We are unable to determine the exact number of shares that will actually be sold by Hanover Holdings according to this prospectus due to:

•	the ability of Hanover Holdings to determine when and whether it will sell any of the Put Shares under this prospectus; and
•	the uncertainty as to the number of Put Shares that will be issued upon exercise of our put options under the Purchase Agreement.

The following information contains a description of how Hanover Holdings shall acquire the shares to be sold in this offering. Hanover Holdings has not held a position or office, or had any other material relationship with us, except as follows.

Hanover Holdings is a limited liability company organized and existing under the laws of the state of Delaware. All investment decisions of, and control of, Hanover Holdings is held by Joshua Sason. Mr. Sason has voting and investment power over the shares beneficially owned by Hanover Holdings. To the extent such shares are offered for sale through a Put Notice, Hanover Holdings will acquire all shares being registered in this offering in the financing transactions with us.

Hanover Holdings intends to sell up to $5,000,000 of shares of our common stock pursuant to the Purchase Agreement under this prospectus. On April 29, 2013, the Company and Hanover Holdings entered into the Purchase Agreement pursuant to which we have the opportunity, for a sixteen-month period commencing on the date of the Purchase Agreement (but not before the date which the SEC first declares effective this registration statement), to sell shares of our common stock. For each share of our common stock purchased under the Purchase Agreement, Hanover Holdings will pay 92.5% of the arithmetic average of the lowest daily VWAP of our common stock of our common stock reported by Bloomberg Finance L.P. in a ten consecutive trading day period commencing with the date a put notice is delivered. As a condition for the execution of the Purchase Agreement, we issued 595,239 shares of our common stock to Hanover Holdings as a commitment fee.

We are relying on an exemption from the registration requirements of the Securities Act for the private placement of our securities under the Purchase Agreement pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a public offering, Hanover Holdings is an “accredited investor” and/or qualified institutional buyer and Hanover Holdings has access to information about us and its investment.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Purchase Agreement. These risks include dilution of stockholders and significant decline in our stock price.

Hanover Holdings will periodically Debenture Shares of our common stock under the Purchase Agreement and will in turn, sell such shares to investors in the market at the prevailing market price. This may cause our stock price to decline, which will require us to issue increasing numbers of shares to Hanover Holdings to raise the same amount of funds, as our stock price declines.

Hanover Holdings is an “underwriter” within the meaning of the Securities Act.

The Debenture Shares

On March 22, 2013, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Purchasers”) pursuant to which we raised $825,000 in a private placement financing (the “Offering”). On March 22, 2013, after the satisfaction of certain closing conditions, the Offering closed and we issued to the Purchasers three 6% Senior Secured Convertible Debentures for a aggregate proceeds of $825,000. Each debenture accrues interest at a rate of 6% per annum and is convertible into shares of common stock of the Company, at any time at the election of the holder thereof, at a purchase prices equal to 62% of the lowest daily volume weighted average price (or the “VWAP”) of the Company’s common stock as quoted by Bloomberg L.P. for the ten (10) trading days immediately preceding the conversion date. On April 19, 2013, the Company offered and sold an additional 6% Senior Secured Convertible Debenture for aggregate proceeds of $250,000. On May 3, 2013, the Company offered and sold an additional 6% Senior Secured Convertible Debenture for aggregate proceeds of $250,000.

The Selling Security Holders Table

The following table sets forth the names of the Selling Security Holders, the number of shares of common stock beneficially owned by each Selling Security Holder as of the date hereof and the number of shares of common stock being offered by each Selling Security Holder. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holders may offer all or part of the shares for resale from time to time. However, the Selling Security Holders are under no obligation to sell all or any portion of such shares nor are the Selling Security Holders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Security Holders. The “Amount Beneficially Owned After Offering” column assumes the sale of all shares offered.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
Hanover Holdings I, LLC (4)	595,239	*	30,898,270	-0-	-0-%
Redwood Fund II LLC (5)	-0-	*	5,180,841	-0-	-0-%
Dominion Capital, LLC (6)	-0-	*	5,180,841	-0-	-0-%
Gel Properties LLC (7)	-0-	*	777,126	-0-	-0-%
Gemini Master Fund, Ltd. (8)	-0-	*	2,072,336	-0-	-0-%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)
This number represents the 595,239 shares of common stock we issued to Hanover on March xx, 2013 as Initial Commitment Shares in consideration for entering into the Purchase Agreement with us.  In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Hanover may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Hanover’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, the maximum dollar value of each put of common stock to Hanover under the Purchase Agreement is subject to certain agreed upon threshold limitations set forth in the Purchase Agreement. Also, under the terms of the Purchase Agreement, we may not issue shares of our common stock to Hanover to the extent that Hanover or any of its affiliates would, at any time, beneficially own more than 4.99% of our outstanding common stock.

(2)	Applicable percentage ownership is based on 166,070,651 shares of our common stock outstanding as of May 6, 2013.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)
The business address of Hanover is c/o Magna Group, 5 Hanover Square, New York, New York 10004. Hanover’s principal business is that of a private investment firm.  We have been advised that Hanover is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, and that neither Hanover nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer.  We have been further advised that Joshua Sason is the Chief Executive Officer of Hanover and owns all of the membership interests in Hanover, and that Mr. Sason has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of all securities owned directly by Hanover.

(5)	Voting and dispositive control held by Gary Rogers. Shares underlying two 6% Senior Secured Convertible Debentures.

(6)	Voting and dispositive control held by Michael Gurevich. Shares underlying 6% Senior Secured Convertible Debenture.

(7)	Voting and dispositive control held by Sam Eisenberg. Shares underlying 6% Senior Secured Convertible Debenture.

(8)	Voting and dispositive control held by Steven Winters. Shares underlying 6% Senior Secured Convertible Debenture.

All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Security Holders in connection with the sale of the Debenture Shares.

Neither the Selling Security Holders nor any of their associates or affiliates has held any position, office, or other material relationship with us in the past three years.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of shares of our common stock, par value $0.001 per share, by the Selling Security Holders, including (i) 30,303,031 of Put Shares that we will put to Hanover Holdings pursuant to the Purchase Agreement, (ii) 13,211,144 of Debenture Shares, and (iii) 595,239 shares of common stock we issued to Hanover Holdings as initial commitment shares for entering into the Purchase Agreement.

We are registering shares of common stock that have been or may be issued by us from time to time to Hanover Holdings under the Purchase Agreement to permit the resale of these shares of common stock after the issuance thereof by the Selling Security Holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Security Holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Security Holders may decide not to sell any shares of common stock. The Selling Security Holders may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the Selling Security Holders may arrange for other broker-dealers to participate. Hanover Holdings is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock by the Selling Security Holders may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Hanover Holdings has advised us that it will use an unaffiliated broker-dealer to effectuate all resales of our common stock. To our knowledge, Hanover Holdings has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because Hanover Holdings is, and any other Selling Security Holders broker, dealer or agent may be deemed to be, an “underwriter” within the meaning of the Securities Act, Hanover Holdings will (and any other Selling Security Holder, broker, dealer or agent may) be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

The Selling Security Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

• on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

• in the over-the-counter market in accordance with the rules of NASDAQ;

• in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

• through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares of common stock covered by this prospectus pursuant to Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Security Holders may transfer the shares of common stock by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Security Holders (and, if they act as agent for the purchaser of such shares, from such purchaser). Hanover Holdings has informed us that each such broker-dealer will receive commissions from Hanover Holdings which will not exceed customary brokerage commissions. Broker-dealers may agree with the Selling Security Holders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Security Holders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Security Holders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

• the name of any such broker-dealers;

• the number of shares involved;

• the price at which such shares are to be sold;

• the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

• that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

• other facts material to the transaction.

Hanover Holdings has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Security Holders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The Selling Security Holders and any other person participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the Selling Security Holders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making and certain other activities with respect to the shares of common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of common stock in the market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $10,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, Hanover Holdings will pay all selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes and certain other expenses associated with the sale of the shares of common stock. We have agreed to indemnify Hanover Holdings and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Hanover Holdings has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by Hanover Holdings specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of common stock is made by the Selling Security Holders, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the Selling Security Holders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following summary includes a description of material provisions of our capital stock.

Authorized and Outstanding Securities

Our authorized share capital consists of 375,000,000 shares of common stock, par value $0.001 per share, of which 350,000,00 are shares of common stock and 25,000,000 shares have been designated as “blank check” preferred stock. Of the 25,000,000 shares designated as blank check Preferred Stock, 100 shares have been designated as “Series A Preferred Stock” and 24,999,900 have been designated as “Series B preferred Stock.”   As of May 7, 2013, there were 86,861,870 shares of our common stock, 100 shares of our Series A Preferred Stock and 14,750,000 shares of our Series B Preferred Stock outstanding,

Common Stock

The holders of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights, preemptive rights or sinking fund provisions with respect to the common stock.

Series A Preferred Stock

The following is a summary of the material rights and restrictions associated with our Series A Preferred Stock. Each share of Series A Preferred Stock is convertible on a one-for-one basis into common stock and has all of the voting rights that the holders of our common stock has and so long as any shares of Series A Preferred Stock are outstanding, The Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

(1)    amend our Articles of Incorporation or Bylaws;

(2)    change or modify the rights, preferences or other terms of the Series A Preferred Stock, or increase or decrease the number of authorized shares of Series A Preferred Stock;

(3)    reclassify or recapitalize any outstanding equity securities, or authorize or issue, or undertake an obligation to authorize or issue, any equity securities (or any debt securities convertible into or exercisable for any equity securities) having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

(4)    authorize or effect any transaction constituting a Liquidation Event (as defined in this subparagraph) under these Articles, or any other merger or consolidation of the Company. For purposes of these Articles, a “Deemed Liquidation” shall mean: (A) the closing of the sale, transfer or other disposition of all or substantially all of the Copmany’s assets (including an irrevocable or exclusive license with respect to all or substantially all of the Company’s intellectual property); (B) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Company as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity (or its parent entity)), (C) authorize or effect any transaction liquidation, dissolution or winding up of the Company, either voluntary or involuntary, provided, however, that none of the following shall be considered a Deemed Liquidation: (i) a merger effected exclusively for the purpose of changing the domicile of the Company, or (ii) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series A Preferred Stock;

(5)    increase or decrease the size of the Board of Directors as provided in the Bylaws of the Company or remove any of the Series A Directors (unless approved by the Board of Directors including the Series A Directors);

(6)    declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by the Board of Directors including the Series A Directors);

(7)    redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by the Board of Directors under which the Company has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the Board of Directors including the Series A Directors);

(8)    amend any stock option plan of the Company, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

(9)    replace the President and/or Chief Executive Officer of the Company (unless approved by the Board of Directors including the Series A Directors); or

(10)  transfer assets to any subsidiary or other affiliated entity.

Series B Preferred Stock

The following is a summary of the material rights and restrictions associated with our Series B Preferred Stock.  Each share of Series B Preferred Stock is (i) convertible, at the option of the holder, on a 1-for-5.384325537 basis, into shares of common stock (subject to stock dividends, stock splits and the like) of the Company, (ii) automatically converts into shares common stock immediately prior to a merger, sale of assets, share exchange, or other reorganization, and (iii) has voting rights equal to 100 shares of common stock (subject to stock dividends, stock split and the like).

Warrants

We have outstanding warrants to purchase 6,265,067 shares of our common stock at an exercise price of $0.33 with a term of 4 years, for aggregate gross proceeds of $2,067,472, and (iii) warrants to purchase 333,333 shares of our common stock at an exercise price of $0.40 with a term of 4 years, for aggregate gross proceeds of $133,333.20, and (iv) warrants to purchase 1,351,500 shares of our common stock at an exercise price of $0.85 with a term of 4 years, for aggregate gross proceeds of $34,000.

Registration Rights

Hanover Holdings Registration Rights

In accordance with the Registration Rights Agreement (“Rights Agreement”) entered into with Hanover Holdings, Hanover Holdings is entitled to certain rights with respect to the registration of the shares of common stock issued in connection with the Purchase Agreement (the “Registrable Securities”).

We are obligated to file a registration statement with respect to the Registrable Securities. Upon becoming effective, such registration statement shall remain effective at all times until the earliest of (i) the date that is three months after the completion of the last sale of common shares under the Purchase Agreement, or (ii) the date Hanover Holdings no longer owns any of the Registrable Securities. We must also use all commercially reasonable efforts to register and/or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions as Hanover Holdings may reasonably request and in which significant volumes of shares of our common stock are traded.

We will pay all reasonable expenses incurred in connection with the registrations described above. However, we will not be responsible for any broker or similar concessions or any legal fees or other costs of Hanover Holdings.

Financing Stockholder Registration Rights

In accordance with the Registration Rights Agreement entered into with the Debenture Holders, the Debenture Holders are entitled to certain rights with respect to this registration statement and with respect to future securities.

We are obligated to file a registration statement with respect to the shares of common stock held by the Debenture Holders and the common stock issuable upon conversion of the Debentures held by the Debenture Holders when we file a registration statement (except on Form S-1 and Form S-4) for any other purpose.  We must use commercially reasonable best efforts to keep such registration statement continuously effective until all registrable securities covered by such registration statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect.

All fees and expenses incident to the performance of or compliance with, the Financing Rights Agreement by the Company shall be borne by the Company

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our board of directors. We intend to retain earnings, if any, for use in its business operations and accordingly, the board of directors does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent and Registrar

The Transfer Agent for our common stock is West Coast Stock Transfer at 2010 Hancock Street, Suite A, San Diego, California 92210. West Coast Stock Transfer’s telephone number is (619) 664-4780.

Indemnification of Officers and Directors

Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the Company’s Articles of Incorporation provides for greater individual liability.

Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Law further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.

Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, exe

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Bylaws of the Company provide for indemnification of Covered Persons substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of the Company incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Thomas Puzzo, our legal counsel in connection with this registration statement, holds 300,000 shares of our common stock. With the exception of Mr. Puzzo, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and in the registration statement have been audited by Tarvaran, Askelson & Company, LLP, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Law Offices of Thomas E. Puzzo, PLLC.

DESCRIPTION OF BUSINESS

Our Corporate History and Background

We were incorporated as Private Secretary, Inc. on July 22, 2008 in the State of Nevada. From inception until we completed our reverse acquisition of GrowOp Technology, the principal business of the Company originally was to develop a software program that would allow for automatic call processing through VoIP technology. On January 27, 2012, the Company filed an amendment to its Articles of Incorporation changing its name to Terra Tech Corp. During that time, we had no revenue and our operations were limited to capital formation, organization, and development of our business plan and target customer market. As a result of the merger with GrowOp Technology, on February 9, 2012 we ceased our prior operations and we are now a holding company and our wholly owned subsidiary engages in the design, marketing and sale of hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture.

Reverse Acquisition of GrowOp Technology

On February 9, 2012, we completed a reverse acquisition transaction through a reverse-triangular merger with GrowOp Technology whereby we acquired all of the issued and outstanding shares of GrowOp Technology in exchange for (i) 33,998,520 shares of our common stock, (ii) 100 shares of Series A Preferred Stock, convertible into shares of common stock on a one-for-one basis, and 14,750,000 shares of to-be-created Series B Preferred Stock , each share of which shall be convertible into 5.38425537 shares of common stock , which represents approximately 50.3% of our total shares outstanding, assuming the conversion of all shares of Series A Preferred Stock and Series B Preferred Stock into shares of common stock), immediately following the closing of the transactions contemplated by the Agreement and Plan of Merger. As a result of the transactions contemplated by the Agreement and Plan of Merger, GrowOp Technology became our wholly-owned subsidiary.

The merger transaction with GrowOp Technology was treated as a reverse acquisition, with GrowOp Technology as the acquiror and the Company as the acquired party. Unless the context suggests otherwise, when we refer in this Form S-1 to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of GrowOp Technology.

Overview of GrowOp Technology

Through our wholly owned subsidiary, we are a hydroponic equipment design, marketing and sales company headquartered in Irvine, California. We were established in March 2010 and currently operating in Irvine and Oakland, California.

GrowOp Technology’s revenue was approximately $573,794 for the period from March 16, 2010 (Inception) to the fiscal year ended December 31, 2010 and $817,724 for the twelve months ended December 31, 2011. GrowOp Technology’s net loss was approximately $579,986 for the period from March 16, 2010 (Inception) to the year ended December 31, 2010, and its net loss was approximately $2,272,612 for the twelve months ended December 31, 2011.

Organization & Subsidiaries

We have one operating subsidiary, GrowOp Technology Ltd.

Service and Program

Terra Tech with its subsidiary GrowOp Technology Ltd. are integrating best of breed hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture. We work closely with expert horticulturists, engineers, and scientists, to develop and manufacture advanced proprietary products for the hydroponic industry. Our portable hydroponic trailers, The Big Bud and Little Bud, are custom fabricated proprietary cultivation systems. In addition, our magnetic ballasts, cultivation tents, digital atmospheric controllers and recycling timers, as well as our line of nutrients, are all proprietary in that they are uniquely marketed under our trade-name or have features designed by us that are unique to our products. Third parties manufacture all of our products, with the exception of the mobile hydroponic units, which are built by us locally. We work closely with these factories to institute the features or changes we want to make them “proprietary” in nature.

Our products are utilized by companies, horticulture enthusiasts, local urban farmers, and green house growers. The emerging trend of urban and indoor agriculture has fostered an entrepreneurial push by companies to bring their concept to market. Many of these companies lack the both the intellectual resources and manufacturing capabilities to bring their idea to fruition. That is where Terra Tech is positioned. We have the team and the resources to help bring indoor cultivation designs from concept to production. Our products can be found through specialty retailers throughout the United States.

Our products are interchangeable for all agriculture, medical cannabis included. Seventeen states currently have some form of medical cannabis legalization/decriminalization laws, and we believe that another 10 states will have some form of voting regarding legislation of medical cannabis legalization/decriminalization laws in the next 24 months. Hydroponic equipment, including our line, can be used to cultivate cannabis and we believe that some of our customers are medical cannabis growers. We do not believe that federal or any state laws prohibit us from selling our products to medical cannabis growers.

Growing medical marijuana is deemed to be illegal under the Federal Controlled Substances Act even though such activities may be permissible under state law.

A theoretical risk exists that our activities could be deemed to be facilitating the selling or distribution of marijuana in violation of the federal Controlled Substances Act, or to constitute aiding or abetting, or being an accessory to, a violation of that Act. We believe, however, that such a risk is relatively low. Federal authorities have not focused their resources on such tangential or secondary violations of the Act, nor have they threatened to do so, with respect to the manufacture or sale of equipment that might be used by medical cannabis gardeners, or with respect to any supplies marketed to participants in the emerging medical cannabis industry. We are unaware of such a broad application of the Controlled Substances Act by federal authorities, and we believe that such an attempted application would be unprecedented.

Marketing Strategy

We operate in 2 distinct markets:

Commercial AG - Commercial agriculture is beginning to migrate to controlled indoor environments. Every year the US loses significant portions of its fertile agricultural land due to urbanization. In an effort to sustain our population cultivation is moving both indoors as well as vertical. Indoor cultivation allows urban farmers to have multiple harvests throughout the year while maximizing their production of healthy and nutrient dense fruits and vegetables. For example, our research indicates that over 40% of all fresh tomatoes sold in U.S. retail stores are now greenhouse grown. We work with you to help design, develop and manufacture cultivation system which will both maximize you space and mitigate your energy costs. From rooftop/vertical hydroponic and aeroponic systems to custom designed greenhouse management systems Terra Tech is continually developing products and working with strategic partners, like Bayer Crop Sciences, to continually capture market share of this growing industry. We do not have a formal agreement or written contract with Bayer Corp Sciences and have only made sales of certain of our products to Bayer Crop Sciences. We plan to expand our business in this segment by increasing our product lineup as well as our manufacturing capabilities in an effort to keep pace with the growth of the market. We will be budgeting additional capital for R&D as well as hiring a sales force specializing in the commercial market.

Retail AG –Through our retail subsidiary GrowOp Technology Ltd . ( www.growopltd.com ) we design and manufacture an advanced and affordable line of horticulture equipment for the discerning grower. We have created a product line of affordable and hi quality hydroponic cultivation equipment for the wholesale market. We intend to continue to add SKU’s as well as sales force to service the blossoming hydroponic retail market. Our intention is to replicate the 12,000 square foot facility we operate out of Oakland, California in other prime markets including Colorado and Michigan. We are budgeting for warehouse space, management as well other general labor to operate these additional facilities.

In addition to our organic growth through Terra Tech's commercial manufacturing and GrowOp Technology's retail brand we intend to acquire to accelerate growth. We are focused on well-positioned market participants that have a competitive advantage in their respective segment in addition to generating strong operating cash flow.

All of our products listed on www.growopltd.com can be found at retailers around the United States. We have limited selling our retail products directly, and 95% of the sales of our GrowOp brand are done through retailers. All commercial sales are done directly. Currently our retail sales make up over 95% of our total sales.

Competition

Three main manufacturers and distributors currently dominate the market in which we compete: Sunlight Supply, Hydrofarm and BWGS. These companies have been in business for several years, and we estimate they collectively make up over 50% of the market. In addition, there are several smaller distribution companies competing for market share. We believe that pricing is a primary driver in capturing market share, and that offering similar products at discounted pricing helps reduce the barriers to entry. The 3 large retailers have both the size and scope to create significant barriers to entry for smaller companies like Terra Tech. In the commercial market there are several companies that provide agricultural hydroponic equipment to large-scale farmers. These companies are relatively fragmented and generally focus on a few core proprietary items.

Growth Strategy

Our rollup Strategy:

•
Fragmented market consists of smaller scale inefficient manufacturers and distribution companies. With our brand recognition and experienced management team we can maximize productivity, provide economies of scale and increase profitability through our public market vehicle;

•	Acquiring unique products and niche players where barriers to entry are high and margins are robust providing them with a broader outlet for their products; and
•	Second stage-Acquire multiple production facilities to capture the market vertical from manufacturing to production up to retail.

Intellectual Property

We rely on a combination of trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, which are primarily our brand names, product designs and marks. We do not own patents.

Government Regulation and Approvals

We are not aware of any governmental regulations or approvals required for any of our products.

Employees

As of the date hereof, we have approximately 2 employees who work full-time.

Description of Properties

We do not own any real estate or other physical properties material to our operations. We operate from leased space. Our executive offices are located at 18101 Von Karman, Third Floor, Irvine, California 92612, and our telephone number is (855) 447-6967. We operate our manufacturing and distribution facility at 5401-C San Leandro Street, Oakland, California 94601.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

On March 29, 2011, Dhar Mann and WeGrow Garden Supply LLC filed an Individual and Corporate Complaint for: 1. Breach of Contract; 2. Fraud; 3. Breach of Fiduciary Duty; and 4. Conversion in the Superior Court of the State of California, Alameda County, File No. RG11568327 (the “Dhar Mann Complaint”), against GrowOp Technology Ltd. alleging, among other things, that Mr. Mann is a 37.5% owner of GrowOp since May 23, 2010 and claiming damages of approximately $2,200,000 in connection with a purported agreement to sell Mr. Mann shares of Common Stock of GrowOp amounting to 37.5% of the issued and outstanding shares of Common Stock of GrowOp. Mr. Mann is also seeking an order from the court prohibiting GrowOp from selling any securities or becoming a public company. GrowOp denies, among other things in the Dhar Mann Complaint, the existence of a purported agreement to sell Mr. Mann shares of Common Stock of GrowOp amounting to 37.5% of the issued and outstanding shares of Common Stock of GrowOp or the damages owed.

GrowOp does not believe this litigation will have a material effect on its business objectives.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCBB under the symbol TRTC. The closing bid price for our stock as of May 6, 2013 was $0.43.

The following is the range of high and low bid prices for our common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

	BID PRICE PER SHARE
	HIGH	LOW

Three Months Ended March 31, 2013	$0.64	$0.19
Three Months Ended December 31, 2012	$0.49	$0.13
Three Months Ended September 30, 2012	$0.75	$0.21
Three Months Ended June 30, 2012	$1.05	$0.75
Three Months Ended March 31, 2012	$0.00	$0.00
Three Months Ended December 31, 2011	$0.00	$0.00
Three Months Ended September 30, 2011	$0.00	$0.00
Three Months Ended June 30, 2011	$0.00	$0.00

Stockholders

As of May 6, 2013, there were 166,070,651 shares of common stock issued and outstanding held by approximately 3,121 stockholders of record (including street name holders). This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our Board of Directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our Board of Directors has complete discretion on whether to pay dividends. Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance.

Penny Stock Regulations

The Commission has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock, when and if a trading market develops, may fall within the definition of penny stock and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 individually, or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the period from inception (March 16, 2010) to December 31, 2012, should be read in conjunction with the financial statements and related notes and the other financial information that are included elsewhere in this Prospectus. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this registration statement on Form S-1. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this Registration Statement on Form S-1. Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements.

Overview

We were incorporated as Private Secretary, Inc. on July 22, 2008 in the State of Nevada. From inception until we completed our reverse acquisition of GrowOp Technology, the principal business of the Company originally was to develop a software program that would allow for automatic call processing through VoIP technology. On January 27, 2012, the Company filed an amendment to its Articles of Incorporation changing its name to Terra Tech Corp. During that time, we had no revenue and our operations were limited to capital formation, organization, and development of our business plan and target customer market. As a result of the merger with GrowOp Technology, on February 9, 2012 we ceased our prior operations and we are now a holding company and our wholly owned subsidiary engages in the design, marketing and sale of hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture.

On February 9, 2012, Terra Tech Corp. (formerly named, “Private Secretary, Inc.”), a Nevada corporation (the “Company”) entered into an Agreement and Plan of Merger dated February 9, 2012 (the “Agreement and Plan of Merger”), by and among the Company, TT Acquisitions, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (“TT Acquisitions”), and GrowOp Technology Ltd., a Nevada corporation (“GrowOp Technology”).

Under the terms and conditions of the Agreement and Plan of Merger, the Company sold 33,998,500 shares of common stock of the Company in consideration for all the issued and outstanding shares in GrowOp Technology. The effect of the issuance is that GrowOp Technology shareholders now hold approximately 41.46% of the issued and outstanding shares of common stock of the Company. Separately, TT Acquisitions merged with GrowOp Technology, with the effect that GrowOp Technology is a wholly-owned subsidiary of the Company. Articles of Merger, effecting the merger of GrowOp Technology and TT Acquisitions, were filed with the Secretary of State of the State of Nevada on February 9, 2012.

GrowOp Technology was founded in March 2010, in Oakland, California. GrowOp Technology’s business (now the principal business of Terra Tech) is the integration of best of breed hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture. We work closely with expert horticulturists, engineers, and scientists, to develop and manufacture advanced proprietary products for the hydroponic industry. Our products are utilized by horticulture enthusiasts, local urban farmers, and green house growers. We believe that the emerging trend of urban and indoor agriculture has fostered an entrepreneurial push by companies to bring their concept to market. Many of these companies lack both the intellectual resources and manufacturing capabilities to bring their idea to fruition. That is where Terra Tech is positioned. We have the team and the resources to help bring indoor cultivation designs from concept to production. Our products can be found through specialty retailers throughout the United States.

Results of operations for the year ended December 31, 2012 compared to the year ended December 31, 2011

Total revenues generated from the sales of the Company’s products for the year ended December 31, 2012 totaled $552,579, a decrease of $265,145 from the year ended December 31, 2011 which totaled $817,724. The primary reason was due the improper mix of inventory required by the customers. .

At this stage in the Company’s development, revenues are not yet sufficient to cover ongoing operating expenses.

Gross profits for the year ended December 31, 2012 amounted to $100,866 for a 18% gross margin. Gross profits decreased $25,905 for the year ended December 31, 2012 compared to $126,771 for the year ended December 31, 2011. The decrease in the gross margin was due to lower sales due to management changing from selling trailers outfitted with hydroponic equipment to making and selling the hydroponic equipment..

Selling, general and administrative expenses for the year ended December 31, 2012 were $1,072,866, a decrease of $1,291,599 from the year ended December 31, 2011 which totaled $2,364,465. The major decreases were from consulting and subcontracting fees which decreased $328,907 for work which is now being performed by individuals within the company. Officer compensation decreased by $919,208 due to less Preferred Stock issued to officers in 2012. The officers have also waived their compensation until the Company is in a better position to pay them. Professional fees increased $62,262, due to legal cost incurred to defend against law suits. Research and development decreased $92,582 due to fewer new products being developed in 2012. Trade show was reduced by $15,121 since the Company went to fewer trade shows. Warrant expense went up by $107,400 due to additional warrants issued with a higher volatility.

The Company incurred an impairment of goodwill in connection with the reverse merger on the amount of $4,799,965.

Interest expense totaled $62,203 for the year ended December 31, 2012 versus $32,801 in the year ended December 31, 2011. The increase is due to more debt outstanding in 2012.

The net result for the year ended December 31, 2012 was a loss of $5,836,369 or $0.08 per share compared to a loss of $2,272,612 or $0.12 for the year ended December 31, 2011. The primary reason for the loss was due to reduced sales caused by not having the proper inventory which was demanded by the customers and the impairment of goodwill

Management will continue to make an effort to lower operating expenses and increase revenue. The Company will continue to invest in further expanding its operations and a comprehensive marketing campaign with the goal of accelerating the education of potential clients and promoting the name and products of the Company. Given the fact that most of the operating expenses are fixed or have quasi-fixed character management expects them to significantly decrease as a percentage of revenues as revenues increase.

Liquidity and Capital Resources

The Company’s future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities, and upon additional financing. Management believes they can raise the appropriate funds needed to support their business plan and develop an operating, cash flow positive company.

The Company incurred net losses for the twelve months ended December 31, 2012 and has accumulated a deficit of $8,688,967 at December 31, 2012. The Company has not been able to generate sufficient cash from operating activities to fund its ongoing operations. There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company has never reported Net Income.

The condensed consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

The Company’s business operations generally have been financed by debt investments through promissory notes with accredited investors and equity investments in the common stock of the Company by accredited investors. During the twelve months of 2012, the Company obtained new debt from the issuance of unsecured promissory notes that supplied the funds that were needed to finance operations during the reporting period. Such net new borrowings resulted in the receipt by the Company of $69,304. The Company also issued 523,333 shares of common stock for $180,000. While these funds sufficed to compensate for the negative cash flow from operations they were not sufficient to build up a liquidity reserve. As a result, the Company’s financial position at the end of the reporting period showed a working capital deficit of $494,190. During the first twelve months of 2012 the Company obtained new financing sufficient to fund ongoing working capital requirements. We need to continue to raise funds to cover working capital requirements until we are able to raise revenues to a point of positive cash flow.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The Company’s valuation techniques used to measure the fair value of money market funds and certain marketable equity securities were derived from quoted prices in active markets for identical assets or liabilities. The valuation techniques used to measure the fair value of all other financial instruments, all of which have counterparties with high credit ratings, were valued based on quoted market prices or model driven valuations using significant inputs derived from or corroborated by observable market data.

In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. The Company has not elected the fair value option for any eligible financial instruments.

Accounts Receivable

The Company reviews all outstanding accounts receivable for collectability on a quarterly basis. An allowance for doubtful accounts is recorded for any amounts deemed uncollectable. The Company does not accrue interest receivable on past due accounts receivable. As of December 31, 2012 there was a reserve of $85,576 against the collection of accounts receivable.

Prepaid Inventory

Prepaid inventory represents deposits made to foreign manufacturers for purchase orders of specific inventory.

Notes receivable

Notes receivable due from customers are unsecured loans which assist with the purchase of products. The notes range from twelve to eighteen months and bear interest at the annual rates of 4% to 9%. A corresponding reserve is established for any uncollectable interest. As of December 31, 2012 there was a 100 percent reserve or $29,424 against the collection of notes receivable.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets: 3-8 years for machinery and equipment, leasehold improvements are amortized over the shorter of the estimated useful lives or the underlying lease term. Repairs and maintenance expenditures which do not extend the useful lives of related assets are expensed as incurred.

Revenue Recognition

Revenue is recognized net of discounts, rebates, promotional adjustments, price adjustments and estimated returns and upon transfer of title and risk to the customer which occurs at shipping (F.O.B. terms). Upon shipment, the Company has no further performance obligations and collection is reasonably assured as the majority of sales are paid for prior to shipping.

Cost of Goods Sold

Management decided to change the focus of the business in 2011 to designing, manufacturing and selling hydroponic equipment where favorable gross margins are achieved.

Research and Development

Research and development costs are expensed as incurred.

Income Taxes

The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expenses are expected to be settled in the Company’s income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. Accordingly, for Federal and state income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal and state deferred tax asset for the twelve months ended December 31, 2012.

Loss Per Common Share

Net loss per share, in accordance with the provisions of ASC 260, “Earnings Per Share” is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock and convertible debt are not considered in the diluted income (loss) per share calculation since the effect would be anti-dilutive. The results of operations were a net loss for the twelve months ended December 31, 2012 therefore the basic and diluted weighted average common shares outstanding were the same.

Recently Issued Accounting Standards

Management does not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person:

Name	Age	Positions

Derek Peterson	38	President and Chief Executive Officer, and Chairman of the Board of Directors
Amy Almsteier	31	Secretary, Treasurer and Director
Michael James	55	Chief Financial Officer
Michael A. Nahass	47	Director
Steven J. Ross	55	Director
Ken VandeVrede	36	Director
Steve VandeVrede	27	Director
Mike VandeVrede	33	Director

Derek Peterson
President and Chief Executive Officer, Chairman of the Board of Directors

Derek Peterson has served as our President and Chief Executive Officer, and Chairman of the Board of Directors, since February 9, 2012. Mr. Peterson began his career in finance with Crowell, Weedon & Co, the largest independent broker-dealer on the West Coast. In his 6 years there, Mr. Peterson became a partner and Branch supervisor where he was responsible for sales of over $10 Million. Mr. Peterson was offered an opportunity to build a southern Orange County presence for Wachovia Securities, where he became a 1st Vice President and Branch Manager for their Mission Viejo Location. He was instrumental in growing that office from the ground up, into the $15 million dollar office it is today. After his term at Wachovia, Mr. Peterson accepted an opportunity for a Senior Vice President position with Morgan Stanley Smith Barney, where he and his team oversaw combined assets of close to $100 Million. In addition, he has also been involved in several public and private equity financings, where he has personally funded several projects from Angel to Mezzanine levels. Mr. Peterson is a CFP® Professional and holds his Series 7, General Securities Sales Supervisor Series 9 and 10, National Commodity Futures Series 3, Series 65 and California Insurance License. Mr. Peterson holds a degree in Business Management from Pepperdine University. On February 22, 2012, Mr. Peterson filed a petition for bankruptcy in the United States Bankruptcy Court for the Central District of California. Mr. Peterson’s background in investment banking led to our conclusion that he should serve as a director in light of our business and structure.

Amy Almsteier
Secretary, Treasurer, and Director

Ms. Almsteier has served as our Secretary, Treasurer and a Director since February 9, 2012. Ms. Almsteier began her career running a commercial and residential remodeling firm based in Orange County, California. She has spent the last decade working in the design industry where she morphed into a commercial “green” consultant focusing on space planning and commercial design using renewable and recycled materials and systems. She has become an expert in renewable energy solutions including solar, natural gas and reverse osmosis systems. She has worked with hundreds of clients in an effort to build and design award winning projects with the lowest possible carbon footprint. Ms. Almsteier graduated with a Bachelor's of Science in Design from University of Nebraska Lincoln’s College of Architecture and studied abroad at American Intercontinental University in London, England. Ms. Almsteier’s background in design led to our conclusion that she should serve as a director in light of our business and structure.

Michael James
Chief Financial Officer

Mr. James has served as our Chief Financial Officer since April 17, 2011. In addition to his role at Terra Tech, Michael James became CEO and CFO of Inergetics, Inc on June 11, 2012. Michael served as CFO since July 1, 2010 and has served as a member of the Company's Board of Directors since September 2009. Previously, Michael served as CEO of Nestor, Inc. where he successfully completed a financial restructuring of the Company prior to its sale in September 2009 from the Receiver's Estate in Superior Court of the State of Rhode Island. He also served on Nestor's Board of Directors from 2006 to 2009 and has been the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company, for the past ten years where he serves as Managing Director of Kuekenhof Equity Fund, L.P. and Kuekenhof Partners. Michael is also a director of Guided Therapeutics, Inc. where he serves as Chairman of the Compensation Committee and serves on the Audit Committee. During his career, Michael James has served as a Partner at Moore Capital Management, Inc., a premiere private investment management company as well as Chief Financial and Administrative Officer at Buffalo Partners, L.P., a private investment management company and Treasurer and CFO of National Discount Brokers. Mr. James began his career in 1980 as a staff accountant with Eisner, LLP.

Michael Nahass
Director

Mr. Nahass has served as a Director since January 26, 2012. Mr. Nahass also served as our President, Secretary and Treasurer from January 26, 2012 until February 9, 2012. Since August 2011, Mr. Nahass, age 46, has served as Managing Director of Arque Capital, Ltd., of Irvine, California. From September 2009 until August 2011, Mr. Nahass was a Partner, and served as Managing Director/COO of, NMS Capital Asset Management, Inc. (“NMS Capital”). Additionally, while at NMS Capital, Mr. Nahass served as Chief Portfolio Manager of the NMS Platinum Funds, LLC. From February 1995 until April 2007, Mr. Nahass was employed in various positions at Morgan Stanley, where his last position was Senior Vice President and Complex Manager, where he directly managed over 200 financial advisors with approximately $20 billion in assets under management. With over 20 years of financial services experience, Mr. Nahass has been and is responsible for private client services, business development, regulatory compliance and strategic development. Mr. Nahass holds a B.S. in Business Administration (1988) from Fairleigh Dickenson University. In addition he also holds NASD Series 3 (National Commodity Futures), Series 7 (General Securities Representative), Series 8 (Supervisory), Series 31 (Managed Futures) and Series 65 (Investment Advisor Representative) licenses. On May 13, 2009, Mr. Nahass filed a petition for bankruptcy in the United States Bankruptcy Court for the Central District of California, Case No. 8:09-bk 14465-TA. The discharge date was August 17, 2011. Mr. Nahass’s background in investment banking led to our conclusion that he should serve as director in light of our business and structure.

Steven J. Ross
Director

Mr. Ross has served as a director since July 23, 2012. Mr. Ross has over 25 years of senior management experience, ranging from high growth private companies to multi-billion dollar divisions of public enterprises. Mr. Ross is currently Managing Director of MTN Capital Partners, a New York-based Private Equity firm focused on lower middle market transactions. He joined MTN in 2011 after completing the sale of his previous business and is responsible for deal generation and execution in the Western United States, operating from Newport Beach, California. Mr. Ross is also the Lead Director for the Longhai Steel Company, a major steel wire producer based in Xingtai, China. Previously, Mr. Ross was CEO of National Investment Managers from 2006 until its sale to a Private Equity firm in 2011. Under Mr. Ross’ leadership, the company became the largest independent retirement services company in the country with over $11 billion in assets under administration and operations in 17 cities in the United States.

Between 2001 and 2006, Mr. Ross served as Chairman and CEO of DynTek. During his tenure he successfully transitioned the company from a $5 million software development company to a leading provider of information technology services with annual revenues of over $100 million. From 1998 to 2001, Mr. Ross was Vice President and General Manager of the Computer Systems Division of Toshiba America with overall responsibility for Toshiba’s $3 billion computer business in the US and South America. Prior to joining Toshiba, from 1996 to 1998, Mr. Ross served as President & General Manager – Computer Reseller Division and President of Corporate Marketing at Inacom, a $7 billion Fortune 500 provider of computer products and services. He directed Inacom’s largest operating division, at $2.5 billion, as well as overall corporate and strategic marketing. Prior to his employment at Inacom, Mr. Ross served as Senior Vice President, Sales & Business Development, for Intelligent Electronics, a $3.5 billion Fortune 500 computer reseller, at the time the largest independent supplier of information technology in the United States. Mr. Ross has also held senior management positions at Dell Computer Corporation and PTXI/Bull HN Information Systems.

Mr. Ross has served as Vice-Chairman of the Board of the Computing Technology Industry Association (COMPTIA) and as a board member of the US Internet Industry Association (USIIA). Mr. Ross is an alumnus of Harvard University and a graduate of the Advanced Management Program at Harvard Business School. Mr. Ross’s business experience led to our conclusion that he should serve as director in light of our business and structure.

Ken VandeVrede
Director

Ken Vande Vrede has served as a director since February 25, 2013. Mr. VandeVrede has also served as President of Gro-rite Inc. since January 2012. Gro-rite is a New Jersey-based retail business which sells products and services related to greenhouse technology, and innovative and sustainable growing techniques. From January 2006 until December 2011, Mr. Vande Vrede served as Vice President of Gro-rite Inc. From March 1996 until December 2005, he served as Manager of Gro-rite Inc. Since September 2010, Mr. Vande Vrede has also served as Director of New Business and Marketing at Edible Garden, which is a sustainable hydroponic herbs and lettuce grower that provides fresh, locally grown herbs and leafy greens to supermarkets and restaurants. Since January 2007, Mr. Vande Vrede has also served as Managing Partner at Naturally Beautiful Plant Products LLC. Mr. Vande Vrede is also currently an owner of Gro-rite Landscape Services LLC. Mr. Vande Vrede attended Montclair State University from 1996 until 1999, where he majored in Business. Mr. Vande Vrede’s entrepreneurial experience and success in gardening retail and specialty farming, evidenced by his ideas which led to the establishment of the businesses in which he works, and his management experience, led to our conclusion that Mr. Vande Vrede should be serving as a member of our board of directors in light of our business and structure.

Steve VandeVrede
Director

Steve VandeVrede has served as a director since April 24, 2013. Mr. VandeVrede has also served as Vice-President of Naturally Beautiful Plant Products LLC, since January 2007. Mr. Vande Vrede is also currently an owner of Gro-rite Landscape Services LLC. Since September 2010, Mr. Vande Vrede has also served as Director of New Business and Marketing at Edible Garden, which is a sustainable hydroponic herbs and lettuce grower that provides fresh, locally grown herbs and leafy greens to supermarkets and restaurants. From 2003 to 2005, Mr. Vande Vrede attended Quinnipiac University, and from 2005 to 2007, he attended William Patterson University, where he obtained a degree in Business Finance Management. Mr. VandeVrede’s experience finance, gardening retail and specialty farming led to our conclusion that Mr. Vande Vrede should be serving as a member of our board of directors in light of our business and structure.

Mike VandeVrede
Director

Mike VandeVrede, age 33, has served as President of Naturally Beautiful Plant Products LLC, since January 2007. Mr. Vande Vrede is also currently an owner of Gro-rite Landscape Services LLC. Since September 2010, Mr. Vande Vrede has also served as Director at Edible Garden, which is a sustainable hydroponic herbs and lettuce grower that provides fresh, locally grown herbs and leafy greens to supermarkets and restaurants. Mr. VandeVrede’s experience as President of Naturally Beautiful Plant Products LLC led to our conclusion that Mr. Vande Vrede should be serving as a member of our board of directors in light of our business and structure.

Employment Agreements

Pursuant to an Independent Director Agreement dated July 23, 2012 by and between Terra Tech Corp. and Steven J. Ross, the Company has agreed to pay Mr. Ross $2,000 per month, commencing immediately following any financing, either debt or equity, in excess of $1,000,000 that the Company receives during his term as a director, and issue to Mr. Ross, an aggregate of 300,000 restricted shares of the Company’s common stock (such payment and issuance, the “Compensation”), one-half (1/2) of the shares to be vested on the date of appointment, and the remaining one-half (1/2) of the shares to be vested on May 31, 2013. The board of directors of the Company reserves the right to change the Compensation from time to time, to take into consideration the responsibilities associated with different committees in setting Compensation levels and to grant additional restricted shares periodically, which may vary from the terms described in this section. If Mr. Ross ceases to serve as a director on the Company’s Board at any time and for any reason prior to a grant date associated with any restricted shares, all restricted shares described in the restricted share agreement that have not been granted as of such time of cessation of services will not be granted. All such cancelled or forfeited restricted shares shall be returned to the Company’s incentive pool.

The Company and Mr. Ross also entered into an Indemnification Agreement dated July 23, 2012, whereby the Company agreed to indemnify Mr. Ross for claims against him that may arise in connection with the performance of his duties as a director for the Company.

With the exception of our Director Agreement and Indemnification Agreement with Mr. Ross, we currently do not have employment agreement with any our directors and executive officers.

Family Relationships

Derek Peterson, our President and Chief Executive Officer, and Chairman of the Board of Directors is the spouse of Amy Almsteier, our Secretary, Treasurer and a Director and significant stockholder.

Ken VandeVrede, Mike VandeVrede and Steve VandeVrede are brothers. Dan VandeVrede, a beneficial holder of approximately 6.2% of our issued and outstanding shares of common stock, is the father of Ken VandeVrede, Mike VandeVrede and Steve VandeVrede.

There are no other family relationships between any of our directors or executive officers and any other directors or executive officers.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Code of Ethics

We have not adopted a Code of Ethics.

Term of Office

Our directors are appointed to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board, absent an employment agreement.

Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company is an early exploration stage company and has only two directors, and to date, such directors have been performing the functions of such committees. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

EXECUTIVE COMPENSATION

Executive Compensation

The summary compensation table below shows certain compensation information for services rendered in all capacities to us by our principal executive officer and principal financial officer and by each other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal periods ended March 31, 2011 and March 31, 2012. Other than as set forth below, no executive officer’s total annual compensation exceeded $100,000 during our last fiscal period.

Summary Compensation Table
The following table sets forth information regarding each element of compensation that we paid or awarded to our named executive officers for the fiscal years ended December 31, 2012 and 2011.

						Non-Equity
						Incentive	Nonqualified
Name and				Stock	Option	Plan	Deferred	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation($)	Compensation($)	Compensation($)	Total ($)

Derek Peterson (1)	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0

Amy Almsteier (2)	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0

Michael James (3)	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0

Michael Nahass (4)	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0

Maureen Cotton (5)	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0
__________________
(1) Appointed President and Chief Executive Officer, and Chairman of the Board of Directors, on February 9, 2012.

(2) Appointed Secretary, Treasurer and Director on February 9, 2012.

(3) Appointed Chief Financial Officer on February 9, 2012.

(4) Served of President, Secretary and Treasurer from January 26, 2012 until February 9, 2012. Appointed Director on January 26, 2012.

(5) Served as Director from July 22, 2008, until resigning as Director on January 26, 2012. Appointed President, Chief Financial Officer, Secretary, Treasurer and Director on July 30, 2008. Resigned as President, Chief Financial Officer, Secretary, Treasurer and Director on January 26, 2012.

None of our directors have received monetary compensation since our inception until December 31, 2012. We currently do not pay any compensation to our directors serving on our board of directors.

There has been no cash payment paid to the executive officers for services rendered in all capacities to us for the period ended December 31, 2010. There has been no compensation awarded to, earned by, or paid to the executive officers by any person for services rendered in all capacities to us for the fiscal period ended December 31, 2010.

Option Grants

We had no outstanding equity awards as of the fiscal year ended December 31, 2012.

Option Exercises and Fiscal Year-End Option Value Table.

There were no stock options exercised for the fiscal year ended December 31, 2012 by the named executive officers.

Long-Term Incentive Plans and Awards

There were no awards made to a named executive officer for the fiscal year ended November 30, 2011, under any long-term incentive plan.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control. As a result, we have omitted this table.

Director Compensation

The following table sets forth director compensation as of December 31, 2012:

	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

Derek Peterson (1)	0	0	0	0	0	0	0

Amy Almsteier (2)	0	0	0	0	0	0	0

Michael Nahass (3)	0	0	0	0	0	0	0

Edward Piatt (4)	0	0	0	0	0	0	0

Steven Ross (5)	0	0	0	0	0	0	0

Maureen Cotton (6)	0	0	0	0	0	0	0
_________________
(1) Appointed President and Chief Executive Officer, and Chairman of the Board of Directors, on February 9, 2012.

(2) Appointed Secretary, Treasurer and Director on February 9, 2012.

(3) Served of President, Secretary and Treasurer from January 26, 2012 until February 9, 2012. Appointed Director on January 26, 2012.

(4) Appointed director on February 9, 2012.

(5) Appointed Director on July 23, 2012.

(6) Served as Director from July 22, 2008, until resigning as Director on January 26, 2012. Appointed President, Chief Financial Officer, Secretary, Treasurer and Director on July 30, 2008. Resigned as President, Chief Financial Officer, Secretary, Treasurer and Director on January 26, 2012

We have no standard arrangement to compensate directors for their services in their capacity as directors. Except as set forth above, directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board of Directors and the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date hereof with respect to the holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, at the address of: 18101 Von Karman, Third Floor, Irvine, California 92612.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock (1)

Common Stock	Derek Peterson	12,804,832	(2)	7.7%
Common Stock	Amy Almsteier	36,538,730	(3)	22.0%
Common Stock	Michael A. Nahass	54,000		*
Common Stock	Ken VandeVrede	10,248,741	(4)	6.1%
Common Stock	Michael James	-0-		*
Common Stock	Mike VandeVrede	10,248,741	(4)	6.1%
Common Stock	Steve VandeVrede	10,248,741	(4)	6.1%
Common Stock	Dan VandeVrede	10,148,741	(4)	6.1%
Common Stock	Steven Ross	-0-		-0-%
All directors and executive officers as a group (8 persons)		90,292,526		54.3%
______________
* Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1) As of the date of this Prospectus, we have 86,861,780 shares of common stock issued, 100 shares of Series A Preferred Stock, convertible at any time into 100 shares of common stock, and 12,750,000 shares of Series B Preferred Stock, convertible into 68,440,200 shares of common stock, for a total of 166,070,651 shares of common stock issued and outstanding.

(2) 50 shares of which are immediately convertible from Series A Preferred Stock and 1,136,131 shares of which are immediately convertible from Series B Preferred Stock. Mr. Peterson disclaims any beneficial ownership interest in the shares of common stock, Series A Preferred Stock and Series B Preferred Stock held by his spouse, Amy Almsteier.

(3) 50 shares of which are immediately convertible from Series A Preferred Stock and 67,304,069 shares of which are immediately convertible from Series B Preferred Stock. Ms. Almsteier disclaims any beneficial ownership interest in the shares of common stock, Series A Preferred Stock and Series B Preferred Stock held by her spouse, Derek Peterson.

(4) 9,473,721 shares of which are immediately convertible from Series B Preferred Stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AND DIRECTOR INDEPENDENCE

On April 23, 2013, we entered into a Share Exchange Agreement, dated March 23, 2013 (the “Share Exchange Agreement”), by and among the Company, Edible Garden Corp., a Nevada corporation (“Edible Garden”), and the holders of common stock of Edible Garden. The principle holders of the common stock of Edible Garden consisted of Ken VandeVrede, Mike VandeVrede, Steve VandeVrede and Dan VandeVrede, each of whom held 23% of the issued and outstanding shares of common stock of Edible Garden. Additionally, Beverly Willekes and David VandeVrede each held 4% of the issued and outstanding shares of common stock of Edible Garden. Ken VandeVrede, Mike VandeVrede, Steve VandeVrede, David VandeVrede and Beverly Willekes are siblings. Dan VandeVrede is the father of the five siblings.

Under the terms and conditions of the Share Exchange Agreement, we offered and sold 1,250,000 shares of common stock of the Company in consideration for all the issued and outstanding shares in Edible Garden. Separately, Amy Almsteier, our majority shareholder, and and officer and director, offered and sold 6,750,000 of her 12,500,000 shares of Series B Preferred Stock to Ken VandeVrede, Mike VandeVrede, Steve VandeVrede and Dan VandeVrede, Beverly Willekes, and David VandeVrede (collectively, the “Edible Garden Shareholders”), each of whom acquired the Series B Preferred Stock on a pro-rata basis, based on their respective parentage equity interest in Edible Garden immediately prior to the consummation of the Share Exchange Agreement.

Each share of Series B Preferred Stock is convertible, at any time, at the option of the holder, on a 1-for-5.384325537 basis, into shares of common stock and has voting rights equal to 100 shares of common stock. The 6,750,000 shares of Series B Preferred Stock is convertible at any time into 41,290,091 shares of common stock and have voting power equal to 675,000,000 shares of common stock. The effect of the issuance of the 1,250,000 shares of common stock of the Company and sale of the 6,750,000 shares of Series B Preferred Stock is that Edible Garden Shareholders now hold approximately 25.7% of the issued and outstanding shares of common stock of the Company and approximately 43.3% of the voting power of the Company. Articles of Exchange, consummating the share exchange, were filed with the Secretary of the State of Nevada on April 24, 2013.

As a result of the share exchange Edible Garden is now a wholly-owned subsidiary of the Company.

Review, Approval or Ratification of Transactions with Related Persons

We have not adopted a code of ethics, and as such, we still rely on our board of directors to review related party transactions on an ongoing basis to prevent conflicts of interest. Our board of directors reviews a transaction in light of the affiliations of the director, officer or employee and the affiliation’s of such person’s immediate family. Transactions are presented to our board of directors for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our board of directors approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

Director Independence

During the year ended December 31, 2012, we had no independent directors on our board of directors. Our board of directors is currently composed of seven members, one of whom qualifies as an independent director We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., the NASDAQ National Market, and the SEC. Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. In addition, the registrant’s Bylaws provide that the registrant has the authority to indemnify the registrant’s directors and officers and may indemnify the registrant’s employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law. The registrant is also empowered under the registrant’s Bylaws to purchase insurance on behalf of any person whom the registrant is required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at /www.sec.gov. We maintain websites at www.terratechcorp.com and www.growopltd.com.

FINANCIAL STATEMENTS

Our audited financial statements for the period from May 16, 2010 (inception) to December 31, 2012 are included herewith.

Terra Tech Corp.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Terra Tech Corporation
Irvine, California

We have audited the accompanying consolidated balance sheets of Terra Tech Corporation (Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. Terra Tech Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Terra Tech Corporation as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Tarvaran, Askelson & Company, LLP

Laguna Niguel, California
March 22, 2013

TERRA TECH CORP.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011

Assets
Current Assets:
Cash	$16,312	$9,139
Accounts receivable, net	27,476	32,381
Inventories, net	256,714	515,014
Current portion of notes receivable, net of allowance	-	-
Prepaid Inventory	51,988	14,776
Total Current Assets	352,490	571,310
Property and equipment, net	33,650	54,819
Deposits	-	5,000
Total Assets	$386,140	$631,129

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$377,376	$170,200
Note payable	364,306	250,000
Loans from Related Party	104,998	150,000
Due to officers	-	500
Total Current Liabilities	846,680	570,700

Commitment and Contingencies
Stockholders' Equity
Preferred stock, Convertible Series A, Par value $0.001;
authorized and issued 100 shares as of December 31, 2012
and December 31, 2011 respectively	-	-

Preferred stock, Convertible Series B, Par value $0.001;
authorized 24,999,900 shares; issued and outstanding
14,750,000 and 12,750,000 shares as of December 31, 2012
and December 31, 2011, respectively	14,750	12,750

Common stock, Par value $0.001; authorized 350,000,000
shares; issued 82,371,853 and 33,848,520 shares as
of December 31, 2012 and Decemebr 31, 2011, respectively	82,372	33,849
Additional paid-in capital	8,131,305	2,866,428
Accumulated Deficit	(8,688,967)	(2,852,598)
Total Stockholders' Equity	(460,540)	60,429

Total Liabilities and Stockholders' Equity	$386,140	$631,129

The accompanying notes are an integral part of the consolidated financial statements.

TERRA TECH CORP.
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2012	2011

Total Revenues	$552,579	$817,724
Cost of Goods Sold	451,713	690,953
	100,866	126,771
Selling, general and administrative expenses	1,072,866	2,364,465
Impairment of goodwill	4,799,965	-
Loss from operations	(5,771,965)	(2,237,694)

Other Income (Expenses)
Loss on sale of property and equipment	(1,322)	-
Interest Expense	(62,203)	(32,801)
Total Other Income (Expense)	(63,525)	(32,801)
Loss before Provision of Income Taxes	(5,835,490)	(2,270,495)
Provision for income taxes	879	2,117
Net Loss applicable to common shareholders	$(5,836,369)	$(2,272,612)

Net Loss per Common Share Basic and Diluted	$(0.08)	$(0.12)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	76,890,335	18,711,209

The accompanying notes are an integral part of the consolidated financial statements.

TERRA TECH CORP.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Preferred Stock
	Convertible	Convertible	Convertible	Convertible			Additional
	Series A	Series A	Series B	Series B	Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance January 1, 2011	-	$-	-	$-	16,702,800	$16,703	$631,572	$(579,986)	$68,289

Sale of Common Stock					3,075,600	3,076	712,674		715,750

Issuance of Warrants							28,000		28,000

Issuance of Common Stock for
interest expense					60,000	60	12,440		12,500

Issuance of Common Stock for
services					14,010,120	14,010	219,492		233,502

Issuance of Preferred Stock for
compensation	100	-	12,750,000	12,750			1,262,250		1,275,000

Net Loss								(2,272,612)	(2,272,612)

Balance December 31, 2011	100	$-	12,750,000	$12,750	33,848,520	$33,849	$2,866,428	$(2,852,598)	$60,429

The accompanying notes are an integral part of the consolidated financial statements.

TERRA TECH CORP.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Preferred Stock
	Convertible	Convertible	Convertible	Convertible			Additional
	Series A	Series A	Series B	Series B	Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance January 1, 2012	100	$-	12,750,000	$12,750	33,848,520	$33,849	$2,866,428	$(2,852,598)	$60,429

Sale of Common Stock					523,333	523	179,477		180,000

Issuance of Warrants							135,400		135,400

Issuance of Common Stock for
reverse merger					48,000,000	48,000	4,752,000		4,800,000

Issuance of Preferred Stock for
compensation			2,000,000	2,000			198,000		200,000

Net Loss								(5,836,369)	(5,836,369)

Balance December 31, 2012	100	$-	14,750,000	$14,750	82,371,853	$82,372	$8,131,305	$(8,688,967)	$(460,540)

The accompanying notes are an integral part of the consolidated financial statements.

TERRA TECH CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
For The Years Ended December 31, 2012 and 2011

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(5,836,369)	$(2,272,612)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	14,088	15,794
Loss on disposal of property and equipment	1,322	-
Change in accounts receivable reserve	79,534	35,465
Warrants issued with common stock	135,400	28,000
Common stock issued for interest expense	-	12,500
Preferred Stock issued for compensation	200,000	1,156,708
Common Stock issued for services	-	233,502
Impairment of goodwill	4,799,965	-

Changes in operating assets and liabilities:
Accounts receivable	(74,629)	(33,700)
Inventory	258,300	(300,354)
Prepaid inventory	(37,212)	(14,776)
Notes receivable	-	(15,189)
Deposits	5,000	-
Accounts payable	207,176	126,849
Due to officers	(500)	-
Net cash used in operations	(247,925)	(1,027,813)

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	6,293	-
Purchase of property and equipment	(534)	(30,969)
Cash assumed in reverse merger	35	-
Net cash used in investing activities	5,794	(30,969)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	264,306	250,000
Proceeds from issuance of notes payable to related parties	44,190	150,000
Payments on notes payable	(150,000)	(100,000)
Payments on notes payable to related parties	(89,192)	(10,000)
Proceeds from issuance of common stock and warrants	180,000	715,750
Net cash provided by financing activities	249,304	1,005,750

NET CHANGE IN CASH AND CASH EQUIVALENTS	7,173	(53,032)
CASH AND CASH EQUIVALENTS, beginning of period	9,139	62,171
CASH AND CASH EQUIVALENTS, end of period	$16,312	$9,139

The accompanying notes are an integral part of the consolidated financial statements.

TERRA TECH CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
For The Years Ended December 31, 2012 and 2011

	2012	2011
SUPPLEMENTAL DISCLOSURE FOR OPERATING ACTIVITES

Cash paid for interest	$-	$-

SUPPLEMENTAL DISCLOSURE FOR FINANCING ACTIVITES

Common Sock issued for interest	$-	$12,500

Warrant expense	$135,400	$28,000

The accompanying notes are an integral part of the consolidated financial statements.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
We were incorporated as Private Secretary, Inc. on July 22, 2008 in the State of Nevada. From inception until we completed our reverse acquisition of GrowOp Technology, the principal business of the Company originally was to develop a software program that would allow for automatic call processing through VoIP technology. On January 27, 2012, the Company filed an amendment to its Articles of Incorporation changing its name to Terra Tech Corp. During that time, we had no revenue and our operations were limited to capital formation, organization, and development of our business plan and target customer market. As a result of the merger with GrowOp Technology, on February 9, 2012 we ceased our prior operations and we are now a holding company and our wholly owned subsidiary engages in the design, marketing and sale of hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture.

Recent Developments

On February 9, 2012, Terra Tech Corp. (formerly named, “Private Secretary, Inc.”) , a Nevada corporation (the “Company”) entered into an Agreement and Plan of Merger dated February 9, 2012 (the “Agreement and Plan of Merger”), by and among the Company, TT Acquisitions, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (“TT Acquisitions”), and GrowOp Technology Ltd., a Nevada corporation (“GrowOp Technology”).

Under the terms and conditions of the Agreement and Plan of Merger, the Company sold 33,998,500 shares of common stock of the Company in consideration for all the issued and outstanding shares in GrowOp Technology. The effect of the issuance is that GrowOp Technology shareholders now hold approximately 41.46% of the issued and outstanding shares of common stock of the Company. Separately, TT Acquisitions merged with GrowOp Technology, with the effect that GrowOp Technology is a wholly-owned subsidiary of the Company. Articles of Merger, effecting the merger of GrowOp Technology and TT Acquisitions, were filed with the Secretary of State of the State of Nevada on February 9, 2012.

GrowOp Technology was founded in March 2010, in Oakland, California. GrowOp Technology’s business (now the principal business of Terra Tech) is the integration of best of breed hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture. We work closely with expert horticulturists, engineers, and scientists, to develop and manufacture advanced proprietary products for the hydroponic industry. Our products are utilized by horticulture enthusiasts, local urban farmers, and green house growers. We believe that the emerging trend of urban and indoor agriculture has fostered an entrepreneurial push by companies to bring their concept to market. Many of these companies lack both the intellectual resources and manufacturing capabilities to bring their idea to fruition. That is where Terra Tech is positioned. We have the team and the resources to help bring indoor cultivation designs from concept to production. Our products can be found through specialty retailers throughout the United States.

The accompanying unaudited condensed financial statements include all of the accounts of Terra Tech. These condensed financial statements have been prepared in accordance with accounting principals generally accepted in the United States for financial information and with the instructions to Form S-1 and Regulation S-X. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The Company’s valuation techniques used to measure the fair value of money market funds and certain marketable equity securities were derived from quoted prices in active markets for identical assets or liabilities. The valuation techniques used to measure the fair value of all other financial instruments, all of which have counterparties with high credit ratings, were valued based on quoted market prices or model driven valuations using significant inputs derived from or corroborated by observable market data.

In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. The Company has not elected the fair value option for any eligible financial instruments.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Accounts Receivable

The Company reviews all outstanding accounts receivable for collectability on a quarterly basis.  An allowance for doubtful accounts is recorded for any amounts deemed uncollectable.  The Company does not accrue interest receivable on past due accounts receivable.  As of December 31, 2012 there was a reserve of $85,576 against the collection of accounts receivable.

Prepaid Inventory

Prepaid inventory represents deposits made to foreign manufacturers for purchase orders of specific inventory.

Notes receivable

Notes receivable due from customers are unsecured loans which assist with the purchase of products.  The notes range from twelve to eighteen months and bear interest at the annual rates of 4% to 9%.  A corresponding reserve is established for any uncollectable interest.  As of December 31, 2012 there was a 100 percent reserve or $29,424 against the collection of notes receivable.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation.  Depreciation is calculated using the straight-line method over the estimated useful lives of the assets: 3-8 years for machinery and equipment, leasehold improvements are amortized over the shorter of the estimated useful lives or the underlying lease term.  Repairs and maintenance expenditures which do not extend the useful lives of related assets are expensed as incurred.

Revenue Recognition

Revenue is recognized net of discounts, rebates, promotional adjustments, price adjustments and estimated returns and upon transfer of title and risk to the customer which occurs at shipping (F.O.B. terms). Upon shipment, the Company has no further performance obligations and collection is reasonably assured as the majority of sales are paid for prior to shipping.

Cost of Goods Sold

Management decided to change the focus of the business in 2011 to designing, manufacturing and selling hydroponic equipment where favorable gross margins are achieved.

Research and Development

Research and development costs are expensed as incurred.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Income Taxes

The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expenses are expected to be settled in the Company’s income tax return.  Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes.  Deferred taxes are also recognized for operating losses that are available to offset future taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  The Company has incurred net operating losses for financial-reporting and tax-reporting purposes.  Accordingly, for Federal and state income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal and state deferred tax asset for the twelve months ended December 31, 2012.

Loss Per Common Share

Net loss per share, in accordance with the provisions of ASC 260, “Earnings Per Share” is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period.  During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock and convertible debt are not considered in the diluted income (loss) per share calculation since the effect would be anti-dilutive.  The results of operations were a net loss for the twelve months ended December 31, 2012 therefore the basic and diluted weighted average common shares outstanding were the same.

Recently Issued Accounting Standards

Management does not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. GOING CONCERN

The Company’s future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities, and upon additional financing.  Management believes they can raise the appropriate funds needed to support their business plan and develop an operating company which is cash flow positive.

However, the Company has incurred net losses for the twelve months ended December 31, 2012 and has accumulated a deficit of approximately $8.69 million at December 31, 2012. The Company has not been able to generate sufficient cash from operating activities to fund its ongoing operations. There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support its operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The condensed financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

3.   CONCENTRATIONS OF BUSINESS AND CREDIT RISK

The Company maintains cash balances in several financial institutions which are insured by the Federal Deposit Insurance Corporation up to certain federal limitations.

The Company provides credit in the normal course of business to customers located throughout the U. S.  The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

4. REVERSE MERGER

On February 9, 2012, the Company completed a reverse merger transaction through a merger with GrowOp Technology whereby we acquired all of the issued and outstanding shares of GrowOp Technology in exchange for 33,998,520 shares of our common stock, which represented approximately 41.4% of our total shares outstanding immediately following the closing of the transaction. As a result of the reverse acquisition, GrowOp Technology became our wholly owned subsidiary and the former shareholders of GrowOp Technology became our controlling stockholders. The share exchange transaction with GrowOp Technology was treated as a reverse acquisition, with GrowOp Technology as the acquiror and the Company as the acquired party.

On February 26, 2012, pursuant the Agreement and Plan of Merger, the Company issued an aggregate of 100 shares of Series A Preferred Stock and 14,750,000 shares of Series B Preferred Stock  to Derek Peterson and Amy Almsteier, both of whom are officers and directors of the Company.  The Company offered and sold the shares in reliance on the exemption from registration pursuant to Section 4(2) of Securities Act and Rule 506 of Regulation D promulgated thereunder.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REVERSE MERGER, Continued

Purchase Accounting
The Acquisition was accounted for using the purchase method of accounting as a reverse acquisition. In a reverse acquisition, the post-acquisition net assets of the surviving combined company includes the historical cost basis of the net assets of the accounting acquirer (GrowOp Technologies Ltd.) plus the fair value of the net assets of the accounting acquiree (Terra Tech Corp). Further, under the purchase method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values and the excess of the purchase price over the estimated fair value of the identifiable net assets is allocated to any intangible assets with the remaining excess purchase price over net assets acquired allocated to goodwill.

The fair value of the consideration transferred in the Acquisition was $4,800,000 and was calculated as the number of shares of common stock that GrowOp Technologies Ltd. would have had to issue in order for Terra Tech Corp. shareholders to hold a 58.6% equity interest in the combined Company post-acquisition, multiplied by the estimated fair value of the Company’s common stock on the acquisition date. The estimated fair value of the Company’s common stock was based on the offering price of the common stock sold in a private placement of share subscriptions which was completed most recently prior to the merger. This price was determined to be the best indication of fair value on that date since the price was based on an arm’s length negotiation with a group consisting of both new and existing investors that had been advised of the pending Acquisition and assumed similar liquidity risk as those investors holding the majority of shares being valued as purchase consideration.

The following table summarizes the Company’s determination of fair values of the assets acquired and the liabilities as of the date of acquisition.

Consideration - issuance of securities	$4,800,000
Cash	$35
Goodwill	4,799,965

Total purchase price	$4,800,000

The Company performed an impairment test related to goodwill as of the date of the merger and it was determined that goodwill was impaired. At that time, the Company recorded a charge to operations for the amount of the impairment of $4,799,965.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  INVENTORIES

Inventories consist of finished goods for the Company’s product lines.  Cost-of-goods sold are calculated using the average costing method.  Inventory costs include direct materials, direct labor and cost of freight. The Company reviews its inventory periodically to determine net realizable value and considers product upgrades in its periodic review of realizability.  The Company writes down inventory, if required, based on forecasted demand and technological obsolescence.  These factors are impacted by market and economic conditions, technology changes and new product introductions and require estimates that may include uncertain elements. Inventories consist of the following:

	December 31,	December 31,
	2012	2011
Finished Goods	$256,714	$515,014

6. PROPERTY AND EQUIPMENT

Property and equipment at cost, less accumulated depreciation, at December 31, 2012 consisted of the following:

	December 31,	December 31,
	2012	2011
Furniture	$31,539	$34,421
Equipment	26,022	32,769
Leasehold improvements	10,400	10,400
Subtotal	67,961	77,590
Less accumulated depreciation	(34,311)	(22,771)
Total	$33,650	$54,819

Depreciation expense related to property and equipment for the years ended December 31, 2012 and 2011 was $14,088 and $15,794, respectively.

7.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

	December 31,	December 31,
	2012	2011
Accounts payable	$159,118	$81,168
Accrued officers’ salary	75,000	37,500
Accrued interest	75,408	19,307
Accrued payroll taxes	57,850	32,225
Customer deposits	10,000	-
	$377,376	$170,200

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  NOTE PAYABLE

Notes payable is as follows:

	December 31,	December 31,
	2012	2011

Senior secured promissory note dated July 15, 2011, issued to an accredited investor, maturing July 15, 2012, bearing interest at a rate of 15% per annum. The maturity date has been extended until March 15, 2013. Principal in the amount of $150,000 was paid during the twelve months ended December 31, 2012. Interest shall be paid in cash or common stock at the holders’ option.	$100,000	$250,000

Unsecured promissory demand note dated May 7, 2012, issued to an accredited investor, bearing interest at a rate of 4% per annum. Holder may elect to convert into common stock at $0.75 per share.	5,000	-

Promissory note dated July 15, 2012, issued to an accredited investor, maturing July 15, 2013, bearing interest at a rate of 12% per annum. Principal and interest may be converted into common stock based on the average trading price of the ten days prior to maturity at the holders’ option.	150,000	-

Unsecured promissory demand notes, issued to an accredited investor, bearing interest at a rate of 4% per annum. Holder may elect to convert into common stock at $0.75 per share.	109,306	-
	$364,306	$250,000

The senior secured promissory notes are secured by shares of common stock.  The $100,000 note is secured by 1,500,000 shares of common stock. There is accrued interest of $49,025 as of December 31, 2012.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  LOANS FROM RELATED PARTY

Notes payable is as follows:

	December 31,	December 31,
	2012	2011

Unsecured promissory note dated December 2, 2011 and due December 2, 2012, issued to an entity controlled by Michael James an officer of the Company, bearing interest at a rate of 15% per annum. The maturity date has been extended until February 28, 2013. Interest shall be paid in cash or common stock at the holders’ option. Principal in the amount of $15,000 has been paid during the twelve months ended December 31, 2012,	$35,000	$50,000

Unsecured promissory note dated December 2, 2011 and due December 2, 2012, issued to Michael Nahass a director of the Company, bearing interest at a rate of 15% per annum. The maturity date has been extended until February 28, 2013. Interest shall be paid in cash or common stock at the holders’ option. Principal in the amount of $30,002 has been paid during the twelve months ended December 31, 2012.	69,998	100,000

	$104,998	$150,000

The unsecured demand notes due to related parties have accrued interest of $26,383 as of December 31, 2012.

10. CAPITAL STOCK

Preferred Stock

The Company has authorized 25 million shares of preferred stock with $0.001 par value, of which there were 100 shares of Series A Convertible Preferred Stock outstanding as of December 31, 2012.  Series A Convertible Preferred Stock is convertible on a one-for-one basis into common stock and has all of the voting rights that the holders of our common stock has.

On February 26, 2012, pursuant the Agreement and Plan of Merger, the Company issued an aggregate of 100 shares of Series A Preferred Stock to Derek Peterson and Amy Almsteier in exchange of their Series A Preferred Stock of GrowOp Technology, both of whom are officers and directors of the Company.

There were 14,750,000 shares of Series B Convertible Preferred Stock outstanding as of December 31, 2012.  The Series B Convertible Preferred shares will vote with the common stock of the Company, be equal to 100 votes of common stock and be convertible into shares of common stock of the Company and a 1-for-5.384325537.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITAL STOCK, Continued

On February 26, 2012, pursuant the Agreement and Plan of Merger, the Company issued an aggregate of 14,750,000 shares of Series B Preferred Stock  to Derek Peterson and Amy Almsteier in exchange of their Series B Preferred Stock of GrowOp Technology, both of whom are officers and directors of the Company.

Common Stock

The Company has authorized 350 million shares of common stock with $0.001 par value, of which there were issued and outstanding 82,038,520 as of December 31, 2012.

On January 17, 2012 the Company sold 150,000 common shares to an accredited investor for $50,000.  The investor also received 150,000 warrants to purchase common stock at $0.46 per share.

On February 9, 2012, at the closing of the Agreement and Plan of Merger, the Company issued an aggregate of 33,998,520 shares of our common stock to the former stockholders of GrowOp Technology.

On May 2, 2012 the Company sold 40,000 common shares to an accredited investor for $30,000.  The investor also received 40,000 warrants to purchase common stock at $0.85 per share.

On August 23, 2012 the Company sold 333,333 common shares to an accredited investor for $100,000.  The investor also received 333,333 warrants to purchase common stock at $0.40 per share.

11. WARRANTS

The Company has the following shares of common stock reserved for the warrants outstanding as of December 31, 2012:

	December 31, 2012
	Shares	Weighted Average Exercise Price
Warrants outstanding – beginning of year	6,188,400	$0.35
Warrants exercised	-	-
Warrants granted	523,333	0.45
Warrants expired	-	-
Warrants outstanding – end of period	6,711,733	$0.35

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WARRANTS, Continued

The weighted exercise price and weighted fair value of the warrants granted by the Company as of December 31, 2012, are as follows:

	December 31, 2012
	Weighted Average Exercise Price	Weighted Average Fair Value

Weighted average of warrants granted during the twelve months whose exercise price exceeded fair market value at the date of grant	$0.45	$0.26

Weighted average of warrants granted during the twelve months whose exercise price was equal or lower than fair market value at the date of grant	$-	$-

The following table summarizes information about fixed-price warrants outstanding:

	Number	Average
Range of	Outstanding at	Remaining	Weighted
Exercise	September 30,	Contractual	Average
Prices	2012	Life	Exercise Price
$0.33	5,588,400	21 Months	$0.33
$0.46	600,000	32 Months	$0.46
$0.46	150,000	37 Months	$0.46
$0.85	40,000	28 Months	$0.85
$0.40	333,333	32 Months	$0.40
	6,711,733

For the warrants issued in January 2012, the Company valued the warrants utilizing the black schools method with the following inputs: stock price of $0.33, exercise price of $0.46, volatility of 35.53%, years 4, treasury bond rate 3.5% and dividend rate of 0%.

For the warrants issued in May 2012, the Company valued the warrants utilizing the black schools method with the following inputs: stock price of $0.33, exercise price of $0.85, volatility of 32.77%, years 3, treasury bond rate 3.5% and dividend rate of 0%.

For the warrants issued in August 2012, the Company valued the warrants utilizing the black schools method with the following inputs: stock price of $0.54, exercise price of $0.40, volatility of 100.43%, years 3, treasury bond rate 3.5% and dividend rate of 0%.

The warrant expense of $135,400 was based on the Black Scholes calculation which was expensed during the twelve months ended December 31, 2012.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  OPERATING LEASE COMMITMENTS

The Company leases certain office and industrial warehouse space in Lake Forest, California.  The monthly rent is $3,025 for the first year and will increase to $3,300 for the second year.  Net rent expense for the Company for the twelve months ended December 31, 2012 was $55,447.

13. LITIGATION AND CLAIMS

From time to time, the Company may be involved in various legal proceedings and claims arising in the ordinary course of business. The disposition of these additional matters, which may occur, individually or in the aggregate, is not expected to have a material adverse effect on the Company’s financial condition. However, depending on the amount and timing of such disposition, an unfavorable resolution of some or all of these matters could materially affect the future results of operations or cash flows in a particular period.

As of December 31, 2012, there was no accrual recorded for any potential losses related to pending litigation.

14. RELATED PARTY TRANSACTIONS

On February 26, 2012, pursuant the Agreement and Plan of Merger, the Company issued an aggregate of 100 shares of Series A Preferred Stock to Derek Peterson and Amy Almsteier in exchange of their Series A Preferred Stock of GrowOp Technology, both of whom are officers and directors of the Company.

On February 26, 2012, pursuant the Agreement and Plan of Merger, the Company issued an aggregate of 14,750,000 shares of Series B Preferred Stock  to Derek Peterson and Amy Almsteier in exchange of their Series B Preferred Stock of GrowOp Technology, both of whom are officers and directors of the Company.

During the twelve month period ended December 31, 2012, the Company accrued an additional $37,500 of compensation for the services provided by the officers.  As of December 31, 2012 the officers were owed a total of $75,000 in accrued compensation.

During the twelve months ended December 31, 2012, officers and directors of the Company had loaned the Company $44,190 and were paid back $89,192.  As of December 31, 2012 the total amount owed to the officers and directors was $104,998.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. SUBSEQUENT EVENTS

On January 9, 2013 the Board approved the letter of intent to acquire Naturally Beautiful Plants, LLC.  The Company has issued 200,000 shares of Common Stock as a non-refundable deposit.

On January 9, 2013 the Board approved the letter of intent to acquire Grorite Inc.  The Company has issued 200,000 shares of Common Stock as a non-refundable deposit.

In the first quarter of 2013 the Company raised $170,160.  The Company sold 515,636 units at $0.33 each.  Each unit contained one share of common stock and one five year warrant with the exercise price is $0.33.

PROSPECTUS

TERRA TECH CORP.

44,109,414 SHARES OF
COMMON STOCK
TO BE SOLD BY CURRENT SHAREHOLDERS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until __________, 2013 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS MAY 7, 2013

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by Selling Security Holders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$879.73
Accounting fees and expenses	$300.00
Legal fees and expenses	$10,000.00
Total	$11,179.73

Item 14.  Indemnification of Directors and Officers

The Company’s Bylaws and Articles of Incorporation provide that we shall, to the full extent permitted by the Nevada General Business Corporation Law, as amended from time to time (the “Nevada Corporate Law”), indemnify all of our directors and officers. Section 78.7502 of the Nevada Corporate Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under our Bylaws and Articles of Incorporation, the indemnitee is presumed to be entitled to indemnification and we have the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which such offer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

On February 9, 2012, at the closing of the Agreement and Plan of Merger, we issued an aggregate of 33,998,520 shares of our common stock to the former stockholders of GrowOp Technology, and as a result GrowOp Technology is now a wholly owned subsidiary of the Company. The Company offered and sold the shares in reliance on the exemption from registration pursuant to Section 4(2) of Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated thereunder.

On February 26, 2012, pursuant the Agreement and Plan of Merger, we issued an aggregate of 100 shares of Series A Preferred Stock and 14,750,000 shares of Series B Preferred Stock to Derek Peterson and Amy Almsteier, both of whom are officers and directors of the Company. The Company offered and sold the shares in reliance on the exemption from registration pursuant to Section 4(2) of Securities Act and Rule 506 of Regulation D promulgated thereunder.

On March 22, 2013, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Purchasers”) pursuant to which we raised $825,000 in a private placement financing (the “Offering”). On March 22, 2013, after the satisfaction of certain closing conditions, the Offering closed and we issued to the Purchasers three 6% Senior Secured Convertible Debentures for a aggregate proceeds of $825,000. On April 19, 2013, the Company offered and sold an additional 6% Senior Secured Convertible Debenture for aggregate proceeds of $250,000. On May 3, 2013, the Company offered and sold an additional 6% Senior Secured Convertible Debenture for aggregate proceeds of $250,000. The Company offered and sold the 6% Senior Secured Convertible Debentures, to four purchasers, pursuant to the exemption for registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated under the Securities Act, where each purchaser was an “accredited investor” within the meaning of Rule 501 of Regulation D.

On April 23, 2013, Terra Tech Corp., a Nevada corporation (the “Company”), entered into a Share Exchange Agreement, dated March 23, 2013 (the “Share Exchange Agreement”), by and among the Company, Edible Garden, LLC, a Nevada limited liability company (“Edible Garden”), and the holders of common stock of Edible Garden. Under the terms and conditions of the Share Exchange Agreement, the Company offered and sold 1,250,000 shares of common stock of the Company in consideration for all the issued and outstanding shares in Edible Garden. The company offered and sold the 1,250,000 shares of common stock to Edible Garden Shareholders pursuant to the exemption for registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), in a non-public offering to 6 investors, where the investors had registration-type information about the Company.

On April 29, 2013 (the “Closing Date”), the Company entered into a Common Stock Purchase Agreement dated as of April 26, 2013 (the “Purchase Agreement”) with Hanover Holdings I, LLC, a New York limited liability company (the “Investor”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $5,000,000 (the “Total Commitment”) worth of the Company’s common stock, $0.001 par value (the “Shares”), over the 36-month term of the Purchase Agreement. Upon execution of the Hanover Holdings Agreement, we issued 595,239 shares of our common stock to Hanover Holdings as a commitment fee (the “Hanover Holdings Shares”). The Company offered and sold the Initial Commitment Shares and the sale of the Shares to the Investor under the Purchase Agreement pursuant to the exemption for registration afforded by Section 4(2) of the Securities Act, in a non-public offering to 6 investors, where the investors had registration-type information about the Company.

Item 16.  Exhibit Index

The following exhibits are included as part of this registration statement by reference:

Exhibit	Description

2.1
Agreement and Plan of Merger dated February 9, 2012, by and among Terra Tech Corp., a Nevada corporation, TT Acquisitions, Inc., a Nevada corporation, and GrowOp Technology Ltd., a Nevada corporation (2)

2.2	Articles of Merger (2)
2.3	Share Exchange Agreement, dated April 24, 2013, by and among the Registrant, Edible Garden Corp., a Nevada corporation, and the holders of common stock of Edible Garden Corp. (5)
2.4	Form of Articles of Share Exchange (5)
3.1.1	Articles of Incorporation dated July 22, 2008 (1)
3.1.2	Certificate of Amendment dated July 8, 2011
3.1.3	Certificate of Change dated July 8, 2011
3.1.4	Certificate of Amendment dated January 27, 2012 (2)
3.1.5	Certificate of Designation for Series A Preferred Stock (3)
3.1.6	Certificate of Designation for Series B Preferred Stock (3)
3.2.1	Bylaws (1)
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC, regarding the legality of the securities being registered (6)
10.1	Standard Sublease dated November 15, 2010, by and between the GrowOp Technology Ltd. and Longdo Trucking Corporation (2)
10.2	Common Stock Purchase Agreement dated April 26, 2013 (the “Purchase Agreement”) by and between the Registrant and Hanover Holdings I, LLC, a New York limited liability company (5)
10.3	Registration Rights Agreement dated April 26, 2013, by and between the Registrant and Hanover Holdings I, LLC, a New York limited liability company (5)
10.4	Form of Securities Purchase Agreement (4)
10.5	Form of 6% Senior Secured Convertible Debenture (4)
10.6	Form of General Security Agreement (4)
10.7	Form of Stock Pledge Agreement (4)
21.1	Subsidiaries of the Registrant (6)
23.1	Consent of Law Offices of Thomas E. Puzzo, PLLC (included in Exhibit 5.1) (6)
23.2	Consent of Tarvaran, Askelson & Company, LLP
____________________
(1) Incorporated by reference to Registration Statement on Form S-1 (File No. 333-156421), filed with the Commission on December 23, 2012.
(2) Incorporated by reference to Current Report on Form 8-K (File No. 000-54258), filed with the Commission on February 10, 2012.
(3) Incorporated by reference to Amendment No. 3 to Current Report on Form 8-K (File No. 000-54258), filed with the Commission on April 19, 2012.
(4) Incorporated by reference to Current report on Form 8-K (File No. 000-54258), filed with the Commission on March 26, 2013.
(5) Incorporated by reference to Current report on Form 8-K (File No. 000-54258), filed with the Commission on May 6, 2013.
(6) Incorporated by reference to Registration Statement on From S-1 (File No. 333-188477), filed with the Commission on May 9, 2013

Item 17.  Undertakings

The undersigned registrant hereby undertakes to:

(a)  Rule 415 Offering :

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424 of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§ 239.13 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) or Form S-3 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20–F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3–19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F–3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on May 9, 2013.

TERRA TECH CORP.
a Nevada corporation

Dated: May 16, 2013	/s/ Derek Peterson
Name: Derek Peterson
Title: President and Chief Executive Officer, and Director
(principal executive officer)

Dated: May 16, 2013	/s/ Michael James
Name: Michael James
Title: Chief Financial Officer (principal accounting officer and principal financial officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Derek Peterson, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of Terra Tech Corp., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Dated: May 16, 2013	/s/ Derek Peterson
Name: Derek Peterson
Title: President and Chief Executive Officer, and Director (principal executive officer)

Dated: May 16, 2013	/s/ Amy Almsteier
Name: Amy Almsteier
Title: Secretary, Treasurer, and Director

Dated: May 16, 2013	/s/ Michael A. Nahass
Michael A. Nahass
Director

Dated: May 16, 2013	/s/ Steven J. Ross
Steven J. Ross
Director

Dated: May 16, 2013	/s/ Ken VandeVrede
Ken VandeVrede
Director

Dated: May 16, 2013	/s/ Steve VandeVrede
Steve VandeVrede
Director

EXHIBIT INDEX

Exhibit	Description

2.1
Agreement and Plan of Merger dated February 9, 2012, by and among Terra Tech Corp., a Nevada corporation, TT Acquisitions, Inc., a Nevada corporation, and GrowOp Technology Ltd., a Nevada corporation (2)

2.2	Articles of Merger (2)
2.3	Share Exchange Agreement, dated April 24, 2013, by and among the Registrant, Edible Garden Corp., a Nevada corporation, and the holders of common stock of Edible Garden Corp. (5)
2.4	Form of Articles of Share Exchange (5)
3.1.1	Articles of Incorporation dated July 22, 2008 (1)
3.1.2	Certificate of Amendment dated July 8, 2011
3.1.3	Certificate of Change dated July 8, 2011
3.1.4	Certificate of Amendment dated January 27, 2012 (2)
3.1.5	Certificate of Designation for Series A Preferred Stock (3)
3.1.6	Certificate of Designation for Series B Preferred Stock (3)
3.2.1	Bylaws (1)
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC, regarding the legality of the securities being registered (6)
10.1	Standard Sublease dated November 15, 2010, by and between the GrowOp Technology Ltd. and Longdo Trucking Corporation (2)
10.2	Common Stock Purchase Agreement dated April 26, 2013 (the “Purchase Agreement”) by and between the Registrant and Hanover Holdings I, LLC, a New York limited liability company (5)
10.3	Registration Rights Agreement dated April 26, 2013, by and between the Registrant and Hanover Holdings I, LLC, a New York limited liability company (5)
10.4	Form of Securities Purchase Agreement (4)
10.5	Form of 6% Senior Secured Convertible Debenture (4)
10.6	Form of General Security Agreement (4)
10.7	Form of Stock Pledge Agreement (4)
21.1	Subsidiaries of the Registrant (6)
23.1	Consent of Law Offices of Thomas E. Puzzo, PLLC (included in Exhibit 5.1) (6)
23.2	Consent of Tarvaran, Askelson & Company, LLP
____________________
(1) Incorporated by reference to Registration Statement on Form S-1 (File No. 333-156421), filed with the Commission on December 23, 2012.
(2) Incorporated by reference to Current Report on Form 8-K (File No. 000-54258), filed with the Commission on February 10, 2012.
(3) Incorporated by reference to Amendment No. 3 to Current Report on Form 8-K (File No. 000-54258), filed with the Commission on April 19, 2012.
(4) Incorporated by reference to Current report on Form 8-K (File No. 000-54258), filed with the Commission on March 26, 2013.
(5) Incorporated by reference to Current report on Form 8-K (File No. 000-54258), filed with the Commission on May 6, 2013.
(6) Incorporated by reference to Registration Statement on From S-1 (File No. 333-188477), filed with the Commission on May 9, 2013